UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MALIBU BOATS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MALIBU BOATS, INC.
5075 Kimberly Way
Loudon, Tennessee 37774

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 3, 2022
To the Stockholders of Malibu Boats, Inc.:
Notice is hereby given that the 2022 annual meeting of stockholders (the “Annual Meeting”) of Malibu Boats, Inc. (the “Company”) will be held at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261, on Thursday, November 3, 2022, at 8:00 a.m., Central Time, for the following purposes:
(1)To elect to the Board of Directors the three (3) nominees named in the attached Proxy Statement to serve until the Company’s 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
(2)To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023;
(3)To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers; and
(4)To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record of the Company’s Class A common stock and Class B common stock as of the close of business on September 16, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.
Your vote is important to us. You may vote your shares by proxy or in person. We urge you to vote by proxy even if you plan to attend the meeting. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Wayne R. Wilson
Chief Financial Officer and Secretary
Loudon, Tennessee
September 20, 2022
PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET.
Use of the enclosed envelope requires no postage for mailing in the United States.

MALIBU BOATS, INC.
5075 Kimberly Way
Loudon, Tennessee 37774

PROXY STATEMENT

The Board of Directors (the “Board”) of Malibu Boats, Inc. solicits your proxy for the 2022 annual meeting of stockholders (the “Annual Meeting”) to be held at 8:00 a.m., Central Time, on Thursday, November 3, 2022 at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261, and at any and all postponements or adjournments of the Annual Meeting.
The proposals to be voted on at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The Board knows of no such other business to be presented as of the date of this Proxy Statement.
When you submit your proxy, you will authorize the proxy holders — Wayne Wilson, our Chief Financial Officer and Secretary, and Ritchie Anderson, our Chief Operating Officer — to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.
This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about September 20, 2022.
A list of all stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at 5705 Kimberly Way, Loudon, Tennessee 37774 for ten days before the Annual Meeting.
Unless otherwise expressly indicated or the context otherwise requires, in this Proxy Statement:
•we use the terms “Malibu Boats,” the “Company,” “we,” “us,” “our” or similar references to refer (1) prior to the consummation of our initial public offering of Class A common stock (the “IPO”) to Malibu Boats Holdings, LLC (the “LLC”), and its consolidated subsidiaries and (2) after the IPO, to Malibu Boats, Inc. and its consolidated subsidiaries;
•we refer to owners of membership interests in the LLC immediately prior to the consummation of the IPO, collectively, as our “pre-IPO owners”; and
•we refer to owners of membership interests in the LLC, collectively, as our “LLC members”.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and our 2022 Annual Report on Form 10-K are available on the Internet at http://www.astproxyportal.com/ast/18800/.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” the negative of these terms, or by other similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions, involving known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, but are not limited to: general industry, economic and business conditions; our large fixed cost base; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components and any interruption of our informal supply arrangements; our reliance on certain suppliers for our engines and outboard motors; our ability to meet our manufacturing workforce needs; exposure to workers’ compensation claims and other workplace liabilities; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our ability to protect our intellectual property; disruptions to our network and information systems; our success at developing and implementing a new enterprise resource planning system; risks inherent in operating in foreign jurisdictions; the effects of the COVID-19 pandemic on us; a natural disaster, global pandemic or other disruption at our manufacturing facilities; increases in income tax rates or changes in income tax laws; our dependence on key personnel; our ability to enhance existing products and market new or enhanced products; the continued strength of our brands; the seasonality of our business; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; competition with other activities for consumers’ scarce leisure time; changes in currency exchange rates; inflation and increases in interest rates; an increase in energy and fuel costs; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to claims for product liability and warranty claims; changes to U.S. trade policy, tariffs and import/export regulations; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; our holding company structure; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; our variable rate indebtedness which subjects us to interest rate risk; our obligation to make certain payments under a tax receivables agreement; and any failure to maintain effective internal control over financial reporting or disclosure controls or procedures.
You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended June 30, 2022 filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2022. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this Proxy Statement to conform these statements to actual results or to changes in our expectations.

PROXY SUMMARY
This summary highlights certain information about us and does not contain all of the information you should consider before voting. Please read the entire Proxy Statement and our Annual Report on Form 10-K before voting.
2022 Annual Meeting of Stockholders

Date and Time	Record Date	Location
November 3, 2022 at 8:00 a.m. Central Time	September 16, 2022	Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261
Proposals to be Voted on and Voting Recommendations

	Proposal	Board Recommendations	For More Information
1.	The election to the Board of the three (3) nominees named in this Proxy Statement — Michael K. Hooks, Jack D. Springer and John E. Stokely — to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified	FOR	See page 66
2.	The ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2023	FOR	See page 67
3.	The approval, on a non-binding advisory basis, of our named executive officer compensation	FOR	See page 68
Board of Director Nominees
The Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. A summary of information surrounding each director nominee as of September 16, 2022 is below and more information can be found under "Board of Directors and Executive Officers - Directors of the Company".

Name	Position	Age	Director Since	Committee Memberships
Michael K. Hooks	Chairman of the Board. Co-founder and managing partner of Westhook Capital LLC. Co-founder and a managing director of Black Canyon Capital LLC.	60	2014	Nominating and Governance
Jack D. Springer	Chief Executive Officer of Malibu Boats	61	2014	None
John E. Stokely	Chairman of the board and lead independent director of Pool Corporation (Nasdaq: POOL). Former president, chief executive officer and chair of the board of directors of Richfood Holdings, Inc.	69	2014	Audit; Nominating and Governance
Business Overview
We are a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport boats, sterndrive and outboard boats. Our product portfolio of premium brands are used for a broad range of recreational boating activities including, among others, water sports, general recreational boating and fishing. Our passion for consistent innovation, which has led to propriety technology such as Surf Gate, has allowed us to expand the market for our products by introducing consumers to new and exciting recreational activities. We design products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key component of their active lifestyle and provide consumers with a better customer-inspired experience. With performance, quality, value and multi-purpose features, our product portfolio has us well positioned to broaden our addressable market and achieve our goal of increasing our market share in the expanding recreational boating industry.
We currently sell our boats under eight brands as shown in the table below, and we report our results of operations under three reportable segments, Malibu, Saltwater Fishing and Cobalt. We revised our segment reporting effective December 31, 2020 to account for our acquisition of Maverick Boat Group and to conform to changes in our internal management reporting based on our boat manufacturing operations. Prior to December 31, 2020, we had three reportable segments, Malibu, Pursuit and Cobalt.

		% of Total Revenues
		Fiscal Year Ended June 30,
Segment	Brands	2022	2021	2020
Malibu	Malibu	50.0%	52.2%	54.3%
	Axis

Saltwater Fishing	Pursuit	28.1%	26.2%	18.9%
	Maverick
	Cobia
	Pathfinder
	Hewes

Cobalt	Cobalt	21.9%	21.6%	26.8%
Our Malibu segment participates in the manufacturing, distribution, marketing and sale throughout the world of Malibu and Axis performance sports boats. Our flagship Malibu boats offer our latest innovations in performance, comfort and convenience, and are designed for consumers seeking a premium performance sport boat experience. We are the market leader in the United States in the performance sport boat category through our Malibu and Axis Wake Research boat brands. Our Axis boats appeal to consumers who desire a more affordable performance sport boat product but still demand high performance, functional simplicity and the option to upgrade key features. Retail prices of our Malibu and Axis boats typically range from $70,000 to $225,000.
Our Saltwater Fishing segment participates in the manufacturing, distribution, marketing and sale throughout the world of Pursuit boats and the Maverick Boat Group family of boats (Maverick, Cobia, Pathfinder and Hewes). Our Pursuit boats expand our product offerings into the saltwater outboard fishing market and include center console, dual console and offshore models. We recently acquired Maverick Boat Group in December 2020 and added Maverick, Cobia, Pathfinder and Hewes to our brands. Our Maverick Boat Group family of boats are highly complementary to Pursuit, expanding our saltwater outboard offerings with a strong focus in length segments under 30 feet. We are among the market leaders in the fiberglass outboard fishing boat category with the brands in our Saltwater Fishing segment. Retail prices for our Saltwater Fishing boats typically range from $45,000 to $1,300,000.
Our Cobalt segment participates in the manufacturing, distribution, marketing and sale throughout the world of Cobalt boats. Our Cobalt boats consist of mid to large-sized luxury cruisers and bowriders that we believe offer the ultimate experience in comfort, performance and quality. We are the market leader in the United States in the 20’ -

40’ segment of the sterndrive boat category through our Cobalt brand. Retail prices for our Cobalt boats typically range from $65,000 to $525,000.
We sell our boats through a dealer network that we believe is the strongest in the recreational powerboat category. As of July 1, 2022, our worldwide distribution channel consisted of over 400 dealer locations globally. Our dealer base is an important part of our consumers’ experience, our marketing efforts and our brands. We devote significant time and resources to find, develop and improve the performance of our dealers and believe our dealer network gives us a distinct competitive advantage.
Financial Highlights for Fiscal Year 2022
The 2022 fiscal year produced record financial results for the Company despite supply chain and inflation headwinds impacting the broader marine industry. Led by our operational excellence, vertical integration capabilities and strategic leadership we were able to achieve record net sales, net income and Adjusted EBITDA in fiscal year 2022 while delivering some of the most innovative and feature rich boats in the market. Retail demand remained strong and has continued to support robust average selling prices across all brands. During the fiscal year, we implemented a surcharge across all brands to combat elevated costs we experienced partly due to inflationary pressures. We do not believe the surcharges impacted our wholesale shipments in fiscal year 2022. We believe our competitors have increased prices at similar rates to us and we have therefore not been at a competitive disadvantage from a pricing perspective. At the beginning of fiscal 2023, we made our surcharges permanent price changes and have worked aggressively to minimize incremental price increases to lessen any volume impact associated with increased prices. Our financial results for fiscal year 2022 compared to fiscal year 2021 are provided below.
•Net sales increased 31.1% to a record $1,214.9 million
•Unit volume increased 13.1% to a record 9,255 units
•Gross profit increased 31.1% to a record $310.1 million
•Net income increased 43.0% to a record $163.4 million
•Adjusted EBITDA increased 29.7% to a record $246.5 million
•Net income available to Class A Common Stock per share (diluted) increased 43.6% to a record $7.51 per share
•Adjusted fully distributed net income per share increased 31.6% to a record $7.91 on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock
Adjusted EBITDA, adjusted fully distributed net income and adjusted fully distributed net income per share are non-GAAP financial measures. Definitions of each of these measures and a reconciliation of our net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) to adjusted EBITDA, and the numerator and denominator for our net income available to Class A Common Stock per share to adjusted fully distributed net income per share of Class A Common Stock is provided in Appendix A to this Proxy Statement.
Stock Price Performance
Total shareholder return (“TSR”) measures the return that we have provided our stockholders. Our stock price has increased 104% since the end of fiscal year 2017. In fiscal year 2022, our stock price declined 28%, largely driven by macro-economic headwinds and generally in line with declines in the broader market. The following chart illustrates our stock price performance at the end of each our last six fiscal years.

104% 5-Year Growth
$25.87
$41.94
$38.85
$51.95
$73.33
$52.71
2017
2018
2019
2020
2021
2022

Stock Price at the End of Fiscal Year

Business Achievements in Fiscal Year 2022
Fiscal year 2022 provided a combination of headwinds and tailwinds, but Malibu was able to emerge with record performance, strong retail demand, and significant plans for a suite of model year 2023 products. Some of our business highlights are provided below.
•We introduced eleven new models across our brands in fiscal year 2022. We also continued our introduction of new features and options, which consumers are increasingly buying.
•We introduced four new models for Malibu and Axis in fiscal year 2022, including the 25 LSV, 21 LX, T220 and T250.
•Pursuit introduced two new models in fiscal year 2022, including the S 358 – the brand’s first ever 35' center console as well as the OS 445, an offshore boat which is the largest boat ever produced by Pursuit.
•Cobalt introduced five new models in fiscal year 2022, including the R4 Sterndrive, the R4 Surf, the R4 Outboard, the R33 Sterndrive and the R33 Outboard. All boats contributed to record retail sales orders during fiscal year 2022.
•In the third quarter of fiscal 2022, Malibu Boats successfully acquired certain assets of AmTech, LLC and real property of BTR, LLC related to the manufacturing and distribution of wiring harnesses. The acquisition continues our vertical integration strategy by acquiring our primary supplier of wiring harnesses for Malibu and Axis boats.
•During the fourth quarter of fiscal 2022, Maverick Boat Group completed the final phase of its expansion and improvement project at its Fort Pierce facility. We expect this expanded facility will allow us to continue improving the manufacturing process and increase volume at this location.

•In August 2022, Maverick Boat Group introduced its first new model since our acquisition of Maverick Boat Group in fiscal year 2021. We continue to integrate Maverick Boat Group into our product development model and we expect to introduce additional boat models for the Maverick Boat Group family of boats soon.
Corporate Governance Highlights
We maintain governance practices that we believe establish meaningful accountability for our Company and the Board, including:
•Our Chairperson and all other directors, except for our Chief Executive Officer, are independent
•All standing Board committees are comprised entirely of independent directors
•Average tenure of directors is seven years
•Diverse directors, as defined by Rule 5605(f) of the Nasdaq Stock Market, LLC (“Nasdaq”), represent 22% of the Board, including one female director and one director that identifies as an underrepresented minority
•Approximately 99% of the votes cast approved our fiscal year 2021 executive compensation at our 2021 annual meeting
•The Board, at the recommendation of the Compensation Committee, has adopted a clawback policy that applies to all named executive officers
•The Board conducts annual Board and Committee evaluations
•The Board and Nominating and Governance Committee actively oversee the Company’s corporate governance
•Our Company policies prohibit short sales, transactions in derivatives and hedging of Company securities by directors, officers and employees
•Our Company policies prohibit pledging of Company securities by directors, officers and employees subject to a limited exception
Corporate Responsibility
For Malibu Boats, Inc. and our customers, being on the water is a way of life. As a company that lives outdoors, we see it as our duty to serve as responsible stewards of the planet and our communities. With oversight from the Board, we are committed to promoting sustainable practices, protecting the health and safety of our customers and employees, and maintaining strong corporate governance practices and ethical behavior across our organization. This commitment is evident in everything we do as we work towards making the world a better place for our customers, employees, suppliers and business partners. Some of our goals, strategies and successes are outlined below.
Environmental
At Malibu Boats, Inc. we remain focused on improving sustainability across our product portfolio. We consider environmental impact starting at the design stage of our products, and we continually evaluate the additional ways we can reduce our carbon footprint, energy use, water use, wastes and other emissions. One of our key environmental goals is to conduct our operations in an environmentally responsible manner. We are committed to reducing any negative environmental impact of our company by working together with our suppliers, partners and customers to develop policies and practices that will ensure a healthy environment for present and future generations, including reducing the amount and toxicity of manufacturing-related waste and carefully sourcing materials to minimize the environmental impact.
We have a waste management plan in place that evaluates our technologies, procedures, and personnel training programs to minimize the quantity of hazardous waste generated as much as practicable. Under our waste management plan, new processes and major changes require us to conduct a documented Waste Impact Study to ensure that we actively reduce waste and prevent pollution at the source. We utilize recycling programs for wood, plastic, metals, cardboard and cutting fluids to minimize waste. We also participate in laundering programs that allow us to reuse supplies to reduce waste in the first place. We will continue to focus on improving our efficiency and taking extra steps to reduce our carbon footprint, energy use, water use, wastes, and other emissions to protect the communities and environments that surround us.
Our Sustainable Business Practices
We have highlighted several key achievements below in our efforts to mitigate environmental impacts, and we will continue to evaluate additional ways that we can foster sustainable business practices.
Reducing Emissions
We are continually improving our environmental systems in our manufacturing facilities to reduce emissions:
•In 2012, we conducted an expansion and remodel at our Tennessee facilities. In the lamination area, we installed state-of-the art environmental systems that reduced emissions significantly.
•In recent years, we have completed a new 110,000 square foot plant at the manufacturing facility for Maverick Boat Group, and expanded and improved our Malibu, Cobalt and Pursuit manufacturing facilities, in each case utilizing a new emissions-reducing environmental system.
•Maverick Boat Group’s Vacuum Infused Resin Infusion System (VARIS) is used to produce hulls and decks. VARIS is a sealed system that produces fewer emissions than traditional processes - resulting in lower emissions to the environment and less risk of chemical exposure for our employees.
•Malibu is transitioning its small-part lamination to closed molding to reduce emissions.
Reducing Waste
•Under our waste management plan, new processes and major changes at each of our facilities require us to conduct a documented Waste Impact Study to ensure that we actively reduce waste and prevent pollution at the source.
•We use recycling programs for wood, plastic, metals, cardboard and cutting fluids at each of our facilities to minimize waste that impact our environment and participates in laundering programs that allow us to reuse supplies to avoid creating waste.
•Since 2019, Malibu reduced its cutting fluid waste at its California facility by more than 70% through the installation of filtration equipment to remove tramp oil and debris from the cutting fluid so it may be recycled inside the cutting machines.
•In 2018, Malibu began its partnership with Loudon County Habitat for Humanity and has since donated enough wood lids from its windshield packaging to provide floor and wall sheathing for over 30 Habitat for Humanity homes.
•In 2019, Cobalt initiated a waste reduction partnership with Tri-Valley Developmental Services in Chanute, Kansas, to launder dirty buffing pads. Buffing pads are cleaned by local Tri-Valley employees, then reused by our workforce, resulting in more than 60% waste reduction at Cobalt's Kansas facility.
•Pursuit and Maverick Boat Group are geographically located where recycling wood pallets is difficult and landfill space is scarce. We have therefore commenced a program whereby wood pallets are sent along with scrap metal to one recycling provider resulting in less landfill waste.

Energy Efficiency
•Malibu is geographically located within the Tennessee Valley Authority power grid, where 50% of the electricity consumed comes from hydroelectric and nuclear power generating facilities with zero carbon emissions.
•We have replaced our older traditional incandescent lightbulbs with higher efficiency LED bulbs throughout many of our facilities.
•In 2021, we installed solar panels on our main building and manufacturing facility in Australia, which has capacity to offset energy consumption by roughly 40%, and can generate over 600kWh of natural energy each day. On days we are not manufacturing at that facility, our system typically feeds a significant amount of power back into the grid to be consumed by other energy users.
Our Employees
Company Culture
At Malibu Boats, Inc. we are committed to our people-first core values. We are dedicated to protecting the wellbeing of our employees while creating a company culture that promotes inclusivity, acceptance, equality and diversity. The Board oversees management’s efforts on issues related to human capital management, including employee training and development, culture, compensation, benefits, employee recruiting and retention, and diversity and inclusion. We continue to evaluate our internal processes and programs to further build on our diverse, equitable and inclusive culture.
Employee Safety and Wellbeing
We recognize that our most valuable resource is our employees. As an equal opportunity employer, we prohibit discrimination and harassment of any kind, and have policies in place in our Code of Conduct with respect to anti-discrimination. We also provide our employees with access to an anonymous whistleblower hotline for any reporting concerns.
Accordingly, we are committed to protecting all of our personnel from occupational hazards whether they are laborers or working in the office environment. Our safety and health program is made up of Company policies and requirements in order to assist in the protection of Company personnel. All new employees at our Loudon operations are required to complete a two-day orientation training covering safety, electrical wiring, ISO training, quality training and basic hand tool instructions, among other items. Further, we require all of our employees complete annual environmental and safety trainings, and that our operational employees receive ISO trainings on an annual basis, at minimum. All employees are required to follow the contents of this program and all applicable federal and state occupational safety and health (OSHA) regulations.
We remain focused on building a safer workplace for our employees and will continue to work toward an injury free workplace through the implementation of training and other industry-leading safety initiatives.
Compliance and Ethics
Code of Conduct and Other Corporate Policies
We are committed to operating with honesty and integrity and maintaining the highest level of ethical conduct. We encourage stockholders to visit the Corporate Governance section on our website at malibuboatsinc.com/governance, which includes the following corporate governance documents:
•Certificate of Incorporation
•Bylaws
•Code of Conduct

•Code of Ethics for Senior Financial Officers and Chief Executive Officer
•Conflicts Minerals Policy
•Corporate Governance Principles
•Related Party Transaction Policy
•Charters for the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee
Information on our website is not and should not be considered part of, nor is it incorporated by reference in this proxy statement.
Our Code of Conduct demonstrates our commitment to ascribing to the highest standards of ethical conduct in the pursuit of our business and applies to all our directors, officers, and employees. Our employees are trained on and affirm their commitment to complying with the policies when they first join our Company and regularly thereafter. Our Company has a written “related person transaction” policy. Under the policy, the Audit Committee reviews and approves transactions between the Company and “related persons” (as defined in the policy). See “Certain Relationships and Related Person Transactions—Related Persons Transaction Policy” for more information.
Labor Practices and Human Rights
We are committed to operating with full compliance of all employment and labor laws and utilizing fair employment practices in an environment of equal opportunity for its employees. In addition, we believe all workers within our supply chain deserve to work in an environment which is fair, safe, without duress and workers should be treated with dignity and respect.
We follow and expect our suppliers and business partners to comply with human rights principles, including laws that prohibit slavery, forced labor, child labor, human trafficking, harassment and unlawful discrimination, amongst others. We have processes in place, as well as an established Employee Code of Conduct and Supplier Code of Conduct that address the expected behavior of our employees and partners, to promote safe working conditions and individual security to reduce the risk that we become complicit in any human rights violations.
Conflict Minerals Policy
We have a responsibility as a company to respect human rights throughout our operations and value chains and we are committed to sourcing materials from companies that share our values around human rights, ethics and environmental responsibility. We endeavor to work with our suppliers to increase transparency regarding the origin of minerals contained in our products by requiring suppliers to comply with our supplier code of conduct, which includes requirements relating to conflict minerals and responsible sourcing. We and all of our operating divisions and business units support the humanitarian goal of ending the violence and human rights violations in the Democratic Republic of Congo (“DRC”), which is widely believed to be financed with the exploitation and trade of conflict minerals.
We will continue to carry out a reasonable country of origin inquiry and will perform supply chain due diligence on our suppliers that provide products to be used in our manufacturing process to identify whether any of the products supplied to us contain conflict minerals sourced from the DRC. On an annual basis, each of our affected suppliers is required to provide a completed Conflict Minerals Reporting Template (CMRT) to communicate conflict minerals data (including smelter data). We ask our suppliers to cooperate with us in our efforts toward procurement of non-conflict minerals. Our Conflict Minerals Policy can be accessed on the Corporate Governance section on our website at malibuboatsinc.com/governance.

Whistleblower Hotline
Our Code of Conduct provides guidance to all our directors, officers and employees and assists us in conducting our activities within appropriate ethical and legal standards. The Board and Audit Committee oversee our compliance program. We foster a free and open atmosphere that allows and encourages directors, officers, employees and agents and others to express work-related concerns about ethical issues and/or to report violations or suspected violations of laws, regulations and our policies. We have established an anonymous employee hotline, which is monitored by our Chief Financial Officer. Directors, officers and employees are not only encouraged, but are required, to report any violations of law or of our Code of Conduct to his or her supervisor or to the Chief Financial Officer, as appropriate. The Audit Committee receives timely periodic reports regarding any material violations of our Code of Conduct. We will not tolerate retaliation for reports made in good faith.
Our Customers
At Malibu Boats, Inc., we are committed to exceeding our customers’ needs and expectations. While innovation is critical to our long-term growth, product quality and safety is equally important to support our long-term relationships with our dealers and our customers.
This customer-focused, performance-minded and improvement-driven mindset has led the Malibu Monsoon engine to achieve the International Organization for Standardization’s (ISO) global certifications for quality (9001:2015). This achievement underscores Malibu’s commitment to upholding the highest level of quality across all our products to consistently meet or exceed customers’ expectations.
Additionally, we are certified by the National Marine Manufacturers Association (NMMA), a program designed to help boat manufacturers comply with industry safety and construction standards and federal regulations. In order to be NMMA certified, boat manufacturers must certify each model boat they produce. As such, Malibu, Axis, Cobalt, Pursuit, Maverick, Hewes, Pathfinder and Cobia have obtained certification for the current model year along with the Malibu and Axis trailers. We are also members of Independent Boat Builders, Inc. (IBBI) and the American Boat and Yacht Council (ABYC) to protect the best sources and arrangements for raw materials and develop voluntary global safety standards for the design, construction, maintenance and repair of recreational boats, which Malibu Boats, Inc. abides by.
We continually work on our internal processes to maximize their effectiveness and efficiency, employ risk-based thinking throughout the organization to address potential risks and opportunities, and work towards the continuous improvement of our quality management system to ensure we provide our customers with an unparalleled experience and product.
Our Communities
We continually strive to make an impact on our local communities and serve them with gratitude. A few of our recent initiatives are described below.
•Each year, we partner with Toys for Tots and Angel Tree which allows our employees to directly serve the children in our communities. This holiday tradition has evolved to include fundraisers, auctions and raffles, and our partnership has grown from ten kids in 2012 to over 100 kids in 2021.
•Since 2014, we have been a proud partner of the Tellico Village Kiwanis Club, which aims to provide children that have special needs with increased mobility through Amtryke therapeutic tricycles.
•We support Family Resource Centers in Loudon and Lenoir City schools each year for their cold-weather clothing funds and participates in additional local school initiatives to promote manufacturing trade jobs.
•In Neodesha, we support our community though recreational leagues as well as donations to local libraries, events and school fundraisers, among other initiatives.

•In Fort Pierce, we give back to our local communities through the Treasure Coast Food Bank, Pet Food Drive for the Humane Society and Ready to Work Boot Camp. Additionally, we are proud participants in and sponsors of the Making Strides Against Breast Cancer walk every year.
•Our addition of Maverick Boat Group in fiscal year 2021 only furthered our commitment to our communities, being part of organizations and initiatives including the Everglades Foundation, Recreational Fishing Alliance and Coastal Conservation Association.
Awards
We’re proud to have received repeated recognition for our high-quality and innovative products. Over the past few years, we have received many industry awards, including:
•the WakeWorld 2021 Riders Choice Award for Wakesurfing and Wakeboarding Boat of the Year for the Malibu Wakesetter 23 LSV;
•the Boating Industry Magazine's "Top Product" award for the new Pursuit S 358 Sport in 2022, Malibu M220 in 2021, Malibu M240 in 2020, Pursuit S 378 in 2020, Malibu 25 LSV in 2019, Surf Band in 2018 and for our Integrated Surf Platform ("ISP") in 2016;
•the Neptune Award for innovation in the “Trailers, Parts and Trailer Accessories” category at the Miami Boat Show;
•the Water Sports Industry Association Product Innovation Award at the annual WISA Summit for the Malibu Wakesetter 25 LSV;
•the Pursuit S 428 was voted most Innovative product in the Center Console/Walkaround Fishing Boats category at the 2022 Discover Boating Miami International Boat Show;
•the Sounding Trade Only Today’s “Top Most Innovative Marine Companies" for 2020 and 2019; and
•the "WSIA Innovation of Year" award for our Malibu M240 M-Line Hull with Surf Gate Fusion in 2020, Malibu Monsoon Engines in 2019 and our Malibu Command Center in 2017.
Engagement with Stockholders
We recognize that stockholder engagement is fundamental to strengthening our corporate governance practices and we maintain direct and frequent engagement with our stockholders. We value the views of our stockholders and regularly seek their input to gain valuable insights into key business matters they care most about, including but not limited to capital allocation, corporate governance, risk management, environmental and social matters, sustainability and executive compensation. Feedback from these meetings and conversations is shared with the Board and used to inform the Board’s decisions. Our active investor relations efforts include regular and ongoing engagement with current and potential investors, financial analysts, and the media through conference calls, face-to-face investor meetings, correspondence, conferences, and other events. In the past, we have held an Investor Day which included management presentations that provided an overview of our strategy and our growth opportunities, a tour of our manufacturing facility, and product demos. During fiscal year 2022, our senior management team met with stockholders at seven conferences, four roadshows, and dozens of phone calls. Since our 2021 annual meeting, we have engaged with holders of approximately 51% of outstanding shares of our common stock.

INFORMATION ABOUT THE ANNUAL MEETING
Q:    When and where is the Annual Meeting?
A:    The Annual Meeting of stockholders of Malibu Boats, Inc. will be held on Thursday, November 3, 2022 at 8:00 a.m. Central Time, at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261.
Q:    What am I being asked to vote on at the Annual Meeting?
A:    The items of business scheduled to be voted on at the Annual Meeting are:
•the election to the Board of the three (3) nominees named in this Proxy Statement — Michael K. Hooks, Jack D. Springer and John E. Stokely — to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);
•the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2023 (Proposal No. 2); and
•the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal No. 3).
We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “—How will voting on any other business be conducted?” below.
Q:    How does the Board recommend I vote on these items?
A:    The Board recommends that you vote your shares:
•    FOR the election to the Board of each of the following three nominees: Michael K. Hooks, Jack D. Springer and John E. Stokely (Proposal No. 1);
•FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2023 (Proposal No. 2); and
•FOR the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal No. 3).
Q:    How will voting on any other business be conducted?
A:    Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.
Q:    Who may vote at the Annual Meeting?
A:    Only holders of record of our Class A common stock and Class B common stock at the close of business on the record date, September 16, 2022 (the “record date”), are entitled to notice of and to vote at the Annual Meeting.
Q:    What is the difference between holding shares as a stockholder of record and in street name as a beneficial owner?
A:    Our stockholders may hold their shares of our Class A common stock through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. Summarized below are some of the differences between shares held of record and those owned beneficially in street name.
•Stockholder of Record. If your shares of our Class A common stock and Class B common stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust

Company, LLC,, you are considered, with respect to those shares, the stockholder of record, and the proxy statement was sent directly to you by the Company. As the stockholder of record, you have the right to vote your shares of our Class A common stock and Class B common stock by attending the Annual Meeting or to grant your proxy directly to certain officers of the Company to vote your shares at the Annual Meeting.
•Beneficial Owner. If your shares of our Class A common stock are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the Annual Meeting, or you may contact your broker, bank or other nominee to obtain a “legal proxy” giving you the right to vote by attending the Annual Meeting.
Q:    What options are available to me to vote my shares?
A:    Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:
You may vote via the Internet.
(1)    If you received proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email; or
(2)    If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card (if you are a stockholder of record) or voting instruction form (if you hold your shares in street name), you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.
If you hold shares of Class A common stock and Class B common stock, you will receive two separate proxy cards or voting instruction forms with two separate control numbers, one each for Class A common stock and Class B common stock. You must follow the instructions on each separate proxy card or voting instruction form, one each for Class A common stock and Class B common stock, for all of your votes to be counted.
You may vote by mail.
If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope. If you hold shares of Class A common stock and Class B common stock, you will receive two separate proxy cards, one each for Class A common stock and Class B common stock. You must submit both cards, one each for Class A common stock and Class B common stock, for all of your votes to be counted. For instance, if you only submit the proxy card for your shares of Class A common stock, but not the proxy card for your shares of Class B common stock, we will not include your votes for your Class B common stock.
You may vote in person at the meeting.
Stockholders of record may vote in person at the Annual Meeting. If you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting. Written ballots will be provided to stockholders eligible to vote at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

Q:    What is the deadline for voting my shares by proxy?
A:    If you are a stockholder of record, your proxy must be received by the Internet by 11:59 p.m. Eastern Time on November 2, 2022 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Malibu Boats before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.
Q:    Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
A:    Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:
•    submitting to our Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
•    properly submitting a proxy on a later date but prior to the deadlines specified in “—What is the deadline for voting my shares by proxy?” above (only the latest proxy submitted by a stockholder by Internet or mail will be counted); or
•    attending the Annual Meeting and voting in person.
For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.
Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
Q:    How many shares are eligible to vote at the Annual Meeting?
A:    If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the record date. If you are a holder of our Class B common stock, then you are entitled to the number of votes at our Annual Meeting that is equal to the number of membership units in Malibu Boats Holdings, LLC (the “LLC Units”) held by you, regardless of the number of shares of Class B common stock held by you. All matters presented to our stockholders at the Annual Meeting will be voted on by the holders of our Class A common stock and Class B common stock voting together as a single class.
As of September 16, 2022, we had 20,383,460 shares of Class A common stock outstanding that will carry 20,383,460 votes and 10 shares of Class B common stock outstanding that will carry an aggregate of 600,919 votes (i.e., a number of votes that is equal to the aggregate number of outstanding LLC Units, other than LLC Units held by Malibu Boats, Inc.).
Q:    How is a quorum determined?
A:    A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted a proxy or voting instructions by the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See
“—What is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?” below.
Q:    How will my shares be voted if I do not give specific voting instructions in the proxy or voting instruction form I submit?
A:    If you are a stockholder of record and you properly submit a proxy but do not indicate your specific voting instructions on one or more of the items listed above in the notice of meeting, your shares will be voted as recommended by the Board on those items. See “—How does the Board recommend I vote on these items?” above.
If you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of our common stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of our common stock held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Proposal 1 (election of directors), and Proposal 3 (approval, on an advisory basis, of the Company’s named executive officer compensation) are considered non-routine matters, and Proposal 2 (ratification of KPMG as our independent registered public accounting firm) is considered a routine matter.
Consequently, if you hold your shares in street name through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on Proposal 1 and 3 or on any other business as may properly come before the Annual Meeting. If your broker exercises this discretion on Proposal 2, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposal 1 and 3 at the Annual Meeting.
Q:    What vote is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?
A:    Election of Directors (Proposal No. 1). Once a quorum has been established, the affirmative vote of a plurality of all the votes cast on the matter at the Annual Meeting in person or by proxy will be required for the election of each director nominee, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. For purposes of Proposal No. 1 (election of directors), you may vote “FOR” any or all of the nominees or “WITHHOLD” your vote from any or all of the nominees. Shares voted WITHHOLD and broker non-votes will not be counted in determining the outcome of the director nominees’ election.
Other Items (Proposals No. 2 and 3). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the item at the Annual Meeting. Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2023) and Proposal No. 3 (approval, on a non-binding advisory basis, of our named executive officer compensation) are advisory only and are not binding on us. The Board will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.
For purposes of Proposal No. 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2023) and Proposal No. 3 (approval, on a non-binding advisory basis, of our named executive officer compensation), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the vote for the election of directors, the ratification of the appointment of KPMG or the approval of named executive officer compensation.
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2023 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on Proposals No. 1 and 3 at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to Proposals No. 1 and 3 and therefore will not be counted in determining the outcome of those items.
Q:    Who will bear the costs of the solicitation of proxies?
A:    The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, and the form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by Malibu Boats. We have retained D.F. King & Co., Inc., a third-party solicitation firm, to assist in the distribution of proxy materials and solicitation of proxies on our behalf for an estimated fee of $6,500 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, certain officers, regular employees and directors of Malibu Boats, without receiving any additional compensation, may solicit proxies personally or by telephone. Malibu Boats will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our Class A common stock and Class B common stock and will reimburse them for their expenses in doing so.
Q:    Who counts the votes?
A:    Votes at the Annual Meeting will be tabulated by a representative of American Stock Transfer & Trust Company, LLC, who will serve as the Inspector of Elections.
Q:    Where can I find the voting results of the Annual Meeting?
A:    We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.
Q:    What do I do if I receive more than one proxy or set of voting instructions?
A:    If you received more than one proxy card or voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card or voting instruction form that you received in order for all of your shares to be voted at the Annual Meeting.
Q:    If I share an address with another stockholder and received only one copy of the proxy materials, how do I obtain an additional copy?
A:    We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to American Stock Transfer, attention Proxy Department at 6201 15th Avenue, Brooklyn, New York, 11219, or at 1-800-937-5449. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock and of LLC Units of our subsidiary, Malibu Boats Holdings, LLC, as of September 16, 2022 by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Malibu Boats, Inc., (2) each of our directors and named executive officers and (3) all of our current directors and executive officers as a group.
The number of shares of our Class A common stock and of LLC Units outstanding and the percentage of beneficial ownership is based on 20,383,460 shares of our Class A common stock and 20,984,379 LLC Units outstanding as of September 16, 2022. Each holder of LLC Units holds one share of our Class B common stock. Each share of Class B common stock entitles the holder to one vote for each LLC Unit held by such holder. Accordingly, the holders of LLC Units collectively have a number of votes in Malibu Boats, Inc. that is equal to the aggregate number of LLC Units that they hold. Beneficial ownership reflected in the table below includes the total shares or units held by the individual and his or her affiliates. Beneficial ownership is determined in accordance with the rules of the SEC.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.

	Class A Common Stock Beneficially Owned (1)		LLC Units Beneficially Owned (1)		Class B Common Stock Beneficially Owned	Combined Voting Power (2)
Name of Beneficial Owner	Number	%	Number	%	Number	%

5% Stockholders
Macquarie Group Limited (3)	2,118,481	10.4	—	—	—	10.1
BlackRock, Inc. (4)	1,617,305	7.9	—	—	—	7.7
American Century Investment Management, Inc. (5)	1,357,552	6.7	—	—	—	6.5
The Vanguard Group (6)	1,098,674	5.4	—	—	—	5.2
Malibu Boats, Inc. (7)	—	—	20,383,460	97.1	—	—
Directors and Named Executive Officers
Jack D. Springer (8)	225,472	1.1	5,000	*	1	1.1
Wayne R. Wilson (9)	81,767	*	3,750	*	1	*
Ritchie L. Anderson (10)	72,809	*	2,412	*	1	*
Michael K. Hooks (11)	47,755	*	12,500	*	1	*
James R. Buch (12)	26,080	*	—	—	—	*
Ivar S. Chhina (13)	26,080	*	—	—	—	*
Michael J. Connolly (14)	45,972	*	—	—	—	*
Mark W. Lanigan (15)	46,044	*	25,136	*	1	*
Joan M. Lewis (16)	5,727	*	—	—	—	*
Peter E. Murphy (17)	26,780	*	—	—	—	*
John E. Stokely (18)	26,080	*	—	—	—	*
Current Directors and Executive Officers as a group (11 persons) (19)	630,566	3.1	48,798	*	5	3.2
___________
*    Less than 1.0%

(1)Subject to the terms of the exchange agreement, the LLC Units are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Exchange Agreement.” Beneficial ownership of LLC Units reflected in these tables has not been reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged.
(2)Includes the voting power of each owner based on the voting power held through both the owners’ Class A common stock and Class B common stock (which Class B common stock reflects each owner’s holdings of LLC Units). Represents percentage of voting power of the Class A common stock and Class B common stock of Malibu Boats, Inc. voting together as a single class.
(3)Based on a Schedule 13G/A filed on February 14, 2022 by Macquarie Group Limited on behalf of itself and Macquarie Management Holdings Inc, Macquarie Investment Management Business Trust, Ivy Investment Management Company and Macquarie Investment Management Global Limited. According to the Schedule 13G/A, as of December 31, 2021, (i) Macquarie Investment Management Business Trust has sole voting and dispositive power over 2,029,724 shares, (ii) Macquarie Management Holdings Inc. is deemed to beneficially own 2,042,070 shares through its ownership of Macquarie Investment Management Business Trust, (iii) Ivy Investment Management Company has sole voting and dispositive power over 76,119 shares, (iv) Macquarie Investment Management Group Limited has sole voting and dispositive power over 292 shares, and (v) Macquarie Group Limited is deemed to beneficially own 2,118,481 shares due to its ownership of the entities above. The address of Macquarie Group Limited and Macquarie Investment Management Global Limited is 50 Martin Place, Sydney, New South Wales, Australia. The address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, Pennsylvania 19103. The address of Ivy Investment Management Company is 6301 Glenwood St., Overland Park, Kansas 66202.
(4)Based on a Schedule 13G/A filed on February 3, 2022 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, as of December 31, 2021, BlackRock has sole voting power over 1,562,019 shares and sole dispositive power over 1,617,305 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(5)Based on a Schedule 13G filed on February 4, 2022 by American Century Investment Management, Inc. on behalf of itself, Stowers Institute for Medical Research and American Century Companies, Inc. According to the Schedule 13G, as of December 31, 2021, each of American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research, has sole voting power over 1,331,068 shares and sole dispositive power over 1,357,552 shares. American Century Investment Management, Inc. serves as investment adviser to various persons, including the investment companies and separate institutional accounts that hold the shares. American Century Investment Management, Inc. is a wholly-owned subsidiary of American Century Companies, Inc. American Century Companies, Inc. is controlled by the Stowers Institute for Medical Research. The address for American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research is 4500 Main Street, Kansas City, Missouri 64111.
(6)Based on a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group (“Vanguard”). According to the Schedule 13G/A, as of December 31, 2021, Vanguard has shared voting power over 38,895 shares, sole dispositive power over 1,043,608 shares and shared dispositive power over 55,066 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)Represents the number of LLC Units held by Malibu Boats, Inc. Malibu Boats, Inc. does not hold any Class B common stock.
(8)Includes (i) 56,389 shares of Class A common stock held directly by Mr. Springer, (ii) 3,000 shares of restricted stock vesting on November 6, 2022, (iii) 7,359 shares of restricted stock vesting in two substantially equal annual installments beginning on November 6, 2022, (iv) 9,734 shares of restricted stock vesting in three substantially equal annual installments beginning on November 6, 2022, (v) 14,815 shares of restricted stock vesting in four substantially equal annual installments beginning on November 6,

2022, (vi) options to purchase 25,000 shares of Class A common stock that are fully vested, and (vii) 95,036 shares of restricted stock that vest subject to achievement of certain performance targets, assuming the maximum performance level is reached. Includes 14,139 shares of Class A common stock and 5,000 LLC Units held directly by a limited liability company. Mr. Springer and his wife each own a 50% membership interest in, and Mr. Springer is the managing member of, the limited liability company.
(9)Includes (i) 28,386 shares of Class A common stock held directly by Mr. Wilson, (ii) 1,500 shares of restricted stock vesting on November 6, 2022, (iii) 3,417 shares of restricted stock vesting in two substantially equal annual installments beginning on November 6, 2022, (iv) 4,326 shares of restricted stock vesting in three substantially equal annual installments beginning on November 6, 2022, (v) 4,310 shares of restricted stock vesting in four substantially equal annual installments beginning on November 6, 2022, (vi) options to purchase 3,125 shares of Class A common stock that are fully vested, and (vii) 36,703 shares of restricted stock that vest subject to the achievement of certain performance targets, assuming the maximum performance level is reached. Includes 3,750 LLC Units held directly by Mr. Wilson.
(10)Includes (i) 19,428 shares of Class A common stock held directly by Mr. Anderson, (ii) 1,500 shares of restricted stock vesting on November 6, 2022, (iii) 3,417 shares of restricted stock vesting in two substantially equal annual installments beginning on November 6, 2022, (iv) 4,326 shares of restricted stock vesting in three substantially equal annual installments beginning on November 6, 2022, (v) 4,310 shares of restricted stock vesting in four substantially equal annual installments beginning on November 6, 2022, (vi) options to purchase 3,125 shares of Class A common stock that are fully vested, and (vii) 36,703 shares of restricted stock that vest subject to the achievement of certain performance targets, assuming the maximum performance level is reached. Includes 2,412 LLC Units held directly by Mr. Anderson.
(11)Includes 47,755 stock units and 12,500 LLC Units held directly by Mr. Hooks. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Hooks’ separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(12)Includes 26,080 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Buch’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(13)Includes 26,080 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Chhina’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(14)Includes 45,972 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Connolly’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(15)Includes 46,044 stock units and 25,136 LLC Units held directly by Mr. Lanigan. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Lanigan’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(16)Includes 5,727 shares of Class A common stock held directly by Ms. Lewis.
(17)Includes 700 shares of Class A common stock and 26,080 stock units held directly by Mr. Murphy. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Murphy’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(18)Includes 26,080 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Stokely’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(19)Includes 62,014 shares of restricted stock with time-based vesting requirements and 168,442 shares of restricted stock that vest subject to the achievement of certain performance targets. Also includes (i) 110,630 shares of Class A common stock, (ii) 244,091 vested stock units, and (iii) vested options to purchase 31,250 shares of Class A common stock. The vested stock units are payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of the director’s separation from service (as defined in our director compensation policy) or the occurrence of a change in control under our Long-Term Incentive Plan. Includes 48,798 LLC Units. Also includes 14,139 shares of Class A common stock and 5,000 LLC Units held directly by a limited liability company of which Mr. Springer and his wife each own a 50% membership interest in, and Mr. Springer is the managing member of, the limited liability company.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Directors of the Company
The Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are currently divided among the three classes as follows:
•    The Class I directors are Messrs. Chhina, Connolly and Lanigan, and their terms will expire at the annual meeting of stockholders to be held in 2023;
•    The Class II directors are Mr. Buch, Ms. Lewis and Mr. Murphy, and their terms will expire at the annual meeting of stockholders to be held in 2024; and
•    The Class III directors are Messrs. Hooks, Springer, and Stokely, and their terms will expire at the Annual Meeting.
The following sets forth certain information about our directors as of September 16, 2022:

Name	Age	Principal Position
Jack D. Springer	61	Chief Executive Officer and Director
Michael K. Hooks	60	Chairman of the Board and Director
James R. Buch	68	Director
Ivar S. Chhina	59	Director
Michael J. Connolly	56	Director
Mark W. Lanigan	62	Director
Joan M. Lewis	56	Director
Peter E. Murphy	59	Director
John E. Stokely	69	Director
Jack D. Springer, Chief Executive Officer and Director. Mr. Springer was our interim Chief Executive Officer beginning in May 2009 and became our Chief Executive Officer in February 2010. He has been a member of the Board since our IPO in February 2014. Mr. Springer was a director of the LLC from May 2009 until our recapitalization in connection with the IPO in February 2014. From June 2003 to February 2010, Mr. Springer was a partner and managing director with Qorval, LLC, a private consultancy that provides strategic leadership and executive management across various industries. As a result of his role with Qorval, Mr. Springer has served as Chief Executive Officer at Diamondback Tactical LLP, a manufacturer of tactical armor systems for federal, state and local law enforcement agencies and defense contractors, as Chief Restructuring Officer of American Plastics, Inc., a thermoform plastics manufacturer for the restaurant and hospitality industry and as interim Chief Executive Officer of Allen White Inc., a furniture manufacturer and wholesaler. While at Qorval, Mr. Springer was also Chief Integration Officer at Nautic Global Group from 2004 to 2007, during which time he was responsible for the integration of two boat manufacturers. Mr. Springer received a B.A. in Accountancy from the University of Texas of the Permian Basin. Based on his perspective and experience as our Chief Executive Officer, as well as his depth of experience in the boat manufacturing industry and as a chief executive, we believe that Mr. Springer is qualified to serve on the Board.
Michael K. Hooks, Chairman of the Board and Director. Mr. Hooks has been a member of the Board since our IPO in February 2014. Mr. Hooks was a director of the LLC from May 2009 until our recapitalization in connection with the IPO in February 2014. He is a co-founder and has been managing partner of Westhook Capital LLC since 2017, and he is a co-founder and has been a managing director of Black Canyon Capital LLC since 2004. Previously, Mr. Hooks was a co-head of the Los Angeles office of Credit Suisse First Boston and a managing director in the Los Angeles office of Donaldson, Lufkin & Jenrette. He previously served on the boards of directors of Metco Landscape Holdings, LLC, JDC Healthcare Management, Saunders & Associates, TASI Holdings, Virgin America, Logan’s Roadhouse and Switchcraft, as well as the Supervisory Board of Pfeiffer Vacuum Technology, at the time a public company listed on the New York Stock Exchange. Mr. Hooks received a degree in Economics from Princeton University and an M.B.A. with distinction from the Wharton School of Business. Based on his extensive experience as an investment banker advising companies on their financing and strategic alternatives, his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, and his deep knowledge of Malibu Boats given his initial tenure as a board member of the LLC, we believe Mr. Hooks is qualified to serve on the Board.
James R. Buch, Director. Mr. Buch became a member of the Board in 2014 in connection with the IPO. Now retired, he held the position of chief executive officer of UMA Enterprises, Inc., which is a private company and one of the largest distributors of home décor products in North America, from May 2017 through September 2019. From 2012 to 2016, he served as president and chief executive officer of Lynx Grills, a manufacturer of grills and outdoor kitchen products for residential consumers. In 2011 and 2012, Mr. Buch was interim president and chief executive officer of Sunbrite TV, a manufacturer of high-definition televisions, and he was a consultant and operating advisor to various private equity and investment firms from 2008 to 2010, assisting businesses on multiple fronts, including growth strategies, restructuring and business model assessment. Mr. Buch has also served and continues to serve on board and advisory councils for a number of private and nonprofit organizations. He received a bachelor’s degree and an M.B.A. from California State University-Fullerton. Based on his extensive leadership and advisory experience with manufacturers of consumer products, we believe Mr. Buch is qualified to serve on the Board.
Ivar S. Chhina, Director. Mr. Chhina became a member of the Board in 2014 in connection with the IPO. Now retired, from 2009 to 2011, he served as the chief financial officer and executive vice president for Recreational Equipment, Inc. (REI), a national retailer of outdoor recreational equipment and apparel, and previously served on REI’s board from 2006 to 2009, where he was chair of its audit and finance committee as well as board vice chair. From 2001 to 2007, Mr. Chhina was chairman and chief executive officer, and previously chief operating officer and chief restructuring officer of Interdent, Inc., a health care services company. From 1991 to 2001, Mr. Chhina held senior executive, finance and operational roles with several portfolio companies of Mehta & Company, a private equity firm for which he was an operating partner and is currently a venture partner. Mr. Chhina also currently serves on the boards of directors of Sage Dental Management LLC, and Lone Peak Holdings LLC, and as a board observer for Evology LLC (dba Aptive Environmental), all of which are private companies; and as a board director for Agribank, FCB, a wholesale bank for the U.S. Farm Credit System, for which he is also currently serves as chair of the audit committee. Previously, he held executive positions and/or board directorships with several companies, including as interim chief executive officer, and later as a director/advisor to the managing member of JDC Management LLC, on the board of directors of PPV Holding Company LLC, Troy Lee Designs Inc., Stat Health Holding LLC, DDP DMO Superholdings LLC, and Dimensional Dental Management LLC. He has also served on and chaired boards and committees of charitable and educational entities, including as a board director and member of the audit and finance committee of the Pacific Science Center, as a director and chair of the finance committee of the Washington chapter of The Nature Conservancy, and as a director, board chair and finance chair of Fort Mason Center. Mr. Chhina received an M.A. in international policy studies from the Middlebury College Monterey Institute and a dual B.A. in economics and political science from the University of Nevada Reno. We believe Mr. Chhina is qualified to serve on the Board based on his financial expertise, knowledge of the recreational products industry and extensive experience advising, operating and directing businesses across multiple industries.
Michael J. Connolly, Director. Mr. Connolly became a member of the Board in 2014 in connection with the IPO. He has been the chief executive officer of Fourth Street Capital, Inc., which manages a portfolio of retail, flex-industrial, warehouse and multifamily real estate holdings, since October 2021. He has been a founding partner of Breakaway Capital Management, LLC, a private investment fund manager which provided debt and structured equity capital to lower middle market companies, since 2015. In addition, Mr. Connolly is chief executive officer and sole director of Motorini, Inc., which operates a motorcycle dealership and service provider. From 2007 to 2013, he was a partner with Leonard Green & Partners, LP., a private equity firm. Previously, Mr. Connolly was an investment banker at UBS Securities, LLC, where he served as managing director and co-head of UBS’s Los Angeles investment banking office, and a senior vice president at Donaldson, Lufkin & Jenrette. From 2010 through May 2017, he was on the board of Cascade Bancorp (Nasdaq: CACB), where he was the chairman of the board loan committee and member of the compensation and audit committees. From 2011 through 2016, he was on the board of FP Holdings, LP, a private company and the parent company of the Palms Casino Resort. He is a member of the emeritus board of the Los Angeles Regional Food Bank. He received a bachelor’s degree from the University of California-Berkeley. Based on his extensive experience as an investment banker advising companies on their strategic alternatives and his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, we believe Mr. Connolly is qualified to serve on the Board.
Mark W. Lanigan, Director. Mr. Lanigan has been a member of the Board since our IPO in February 2014. Mr. Lanigan was a director of the LLC from May 2009 until our recapitalization in connection with the IPO in February 2014. He was a co-founder and has been a managing director of Black Canyon Capital LLC since 2004. Mr. Lanigan has also been a consultant with Tailwind Capital, a private equity firm, since 2015. Mr. Lanigan was formerly a co-head of the Los Angeles office and a member of the Investment Banking Executive Board of Credit Suisse First Boston and head of the Los Angeles office of Donaldson, Lufkin & Jenrette. He also serves on the boards of directors of LRW Holdings, LLC and Lone Peak Holdings, LLC, which are both private companies, and he previously served on the boards of directors of Benevis Holdings, LLC, JDC Healthcare Management, Virgin America, Archway Marketing Services, TASI Holdings, Inc. and Saunders & Associates. Mr. Lanigan graduated summa cum laude, Phi Beta Kappa with a degree in Economics from Colgate University and received a J.D. degree from Harvard Law School and an M.B.A. from Harvard Business School. We believe Mr. Lanigan is qualified to serve on the Board based on his extensive experience as an investment banker advising companies on their financing and strategic alternatives, his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, and his deep knowledge of Malibu Boats given his initial tenure as a board member of the LLC.
Joan M. Lewis, Director. Ms. Lewis became a member of the Board in July 2019. Ms. Lewis has served on the boards of several private and public companies and is an independent consultant to product/service companies and fast-growing technology start-ups. Previously, she was Global Officer and Senior Vice President, Consumer & Market Knowledge of The Procter & Gamble Company, a consumer-packaged goods company, from 2008 through December 2014. Prior to that, she held a number of other leadership positions with Procter & Gamble Consumer & Market Knowledge, including Vice President, Global Operations and Director, North America. Ms. Lewis previously served as Board Chair of comScore, Inc. in 2016 and as a member of the Audit Committee and Chair of the Technology and Innovation Committee of comScore, Inc. from 2015 to 2016. Ms. Lewis has also previously served on the Singapore Industry Advisory Board for Consumer Insights, the Advertising Research Foundation Board of Directors, and the Business Advisory Council for the Farmer School of Business at Miami University. She holds a B.S. from Miami University. We believe Ms. Lewis is qualified to serve on the Board based on her experience working as a consultant to product/service companies, her background in consumer and market knowledge, her history as an executive at a global company and her prior service as a director of a public company.
Peter E. Murphy, Director. Mr. Murphy became a member of the Board in February 2014 in connection with the IPO. He is the founder and chief executive officer of Wentworth Capital Management, a private investment and venture capital firm focused on media, technology and branded consumer businesses. From 2009 to 2011, he served as president of strategy & development of Caesars Entertainment, where he was responsible for corporate strategy and growth, mergers and acquisitions, corporate development and real estate development around the world. From 2007 to 2008, Mr. Murphy served as an operating partner at Apollo Global Management and, prior to that, he spent 18 years in senior executive roles with The Walt Disney Company, including chief strategic officer of Disney and chief financial officer of ABC, Inc. Until 2019, Mr. Murphy served as a board member and chairman of the audit committee of Tribune Media (NYSE: TRCO), and was a board advisor to DECA TV. He has previously served as chairman of the board of Revel Entertainment and on the boards of The Stars Group, Inc., Dial Global and Fisher Communications. Mr. Murphy received an M.B.A. from the Wharton School of Business and a bachelor’s degree, magna cum laude and Phi Beta Kappa, from Dartmouth College. We believe Mr. Murphy is qualified to serve on the Board because of his long history as an executive and director of national and international companies and experience facilitating international growth and strategy.
John E. Stokely, Director. Mr. Stokely became a member of the Board in February 2014 in connection with the IPO. He has been the lead independent director of Pool Corporation (Nasdaq: POOL) since 2000 and has been its chairman of the board since May 2017. Mr. Stokely is also a member of the audit committee and chair of the governance committee of Pool Corporation. In addition, Mr. Stokely was president, chief executive officer and chair of the board of Richfood Holdings, Inc., a food retailer and wholesale grocery distributor, and he served as president of JES, Inc., an investment and consulting firm. Previously, he also served on the boards and committees of a number of other publicly traded companies, including ACI Worldwide, Inc., AMF Bowling, Imperial Sugar Company (which was previously a publicly traded company), O’Charley’s Inc., Performance Food Group and Nash-Finch Company. Mr. Stokely received a bachelor’s degree from the University of Tennessee. We believe Mr. Stokely is qualified to serve on the Board because of his extensive experience as a director of publicly-traded companies engaged in a variety of industries, strategic insights, distribution experience and senior leadership experience.
Board Diversity
The Board Diversity Matrix, below, provides the diversity statistics for the Board.

Board Diversity Matrix (As of September 16, 2022)
Total Number of Directors	9
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	1
Part II: Demographic Background
Asian	—	1	—
White	1	7	—
Two or More Races or Ethnicities	—	1	—
Did Not Disclose Demographic Background	1
Executive Officers of the Company
The following sets forth certain information about our executive officers as of September 16, 2022:

Name	Age	Principal Position
Jack D. Springer	61	Chief Executive Officer and Director
Wayne R. Wilson	42	Chief Financial Officer and Secretary
Ritchie L. Anderson	57	Chief Operating Officer
Please see “—Directors of the Company” above for the biographical information for Jack D. Springer. The biographical information for our other executive officers is set forth below.
Wayne R. Wilson, Chief Financial Officer and Secretary. Mr. Wilson has served as our Chief Financial Officer since November 2009. From September 2008 to November 2009, Mr. Wilson served on the LLC’s executive board. Prior to joining Malibu Boats, Mr. Wilson was a vice president of Black Canyon Capital LLC where he was employed since its founding in 2004. While at Black Canyon Capital, he was responsible for due diligence and execution of numerous acquisitions and financings. Prior to joining Black Canyon Capital, Mr. Wilson was an investment banker at Credit Suisse First Boston, where he gained experience advising and financing companies across a range of industries. Mr. Wilson received a B.A. in Business Economics from the University of California, Los Angeles.
Ritchie L. Anderson, Chief Operating Officer. Mr. Anderson has served as our Chief Operating Officer since September 2013 and joined Malibu Boats in July 2011 as our Vice President of Operations. Prior to joining Malibu

Boats, Mr. Anderson was Vice President of Operations at MasterCraft Boat Company, where he spent 28 years in production management. While at MasterCraft, he held various roles in operations that included management responsibility for manufacturing, supply chain, quality, customer service, environmental and safety. Mr. Anderson has over 30 years of experience in the boat manufacturing industry.
There are no family relationships between or among any of our executive officers or directors.
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on our review of reports filed electronically with the SEC during the fiscal year ended June 30, 2022, including any amendments thereto, and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during the fiscal year ended June 30, 2022 were timely filed.

CORPORATE GOVERNANCE
Corporate Governance Principles
The Board has adopted Corporate Governance Principles, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Principles direct the Board’s actions with respect to, among other things, the Board composition and director qualifications, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Principles can be accessed on the Corporate Governance section of our website at malibuboatsinc.com/governance.
Director Independence
Under the listing requirements and rules of Nasdaq, independent directors must compose a majority of the Board. Audit Committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Applicable Nasdaq rules also require that each member of our Compensation Committee must be independent within the meaning of applicable Nasdaq rules. Applicable Nasdaq rules also require that director nominees must be selected, or recommended for selection by the Board, either by (1) a nominating committee comprised solely of independent directors or (2) independent directors constituting a majority of our independent directors in a vote in which only independent directors participate.
The Board has reviewed the independence of our directors, based on the corporate governance standards of Nasdaq. Based on this review, the Board determined that each of Messrs. Buch, Chhina, Connolly, Hooks, Lanigan, Murphy and Stokely and Ms. Lewis is an “independent director” under the applicable Nasdaq rules (the “Independent Directors”). In making this determination, the Board considered the relationships that each of these non-employee directors has with Malibu Boats and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. Mr. Springer, due to his employment as our Chief Executive Officer, does not qualify as independent. As required under applicable Nasdaq rules, our Independent Directors meet in regularly scheduled executive sessions at which only Independent Directors are present.
Board Committees
The Board has three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee — each of which operates under a written charter adopted by the Board, which can be accessed on the Corporate Governance section on our website at malibuboatsinc.com/governance. The Board may establish additional committees from time to time, in accordance with our Bylaws.
The following table summarizes the composition of the standing committees of the Board as of the date of this Proxy Statement and the responsibilities of each committee is described below. The composition of each committee may change from time to time.

Director	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
James R. Buch	*	*		*
Ivar S. Chhina	*	(1)		*
Michael J. Connolly	*		*	(1)
Michael K. Hooks	*			*
Mark W. Lanigan	*		(1)	*
Joan M. Lewis	*		*	*
Peter E. Murphy	*		*	*
John E. Stokely	*	*		*
(1) The indicated person serves as the chairperson of the committee.
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. The Board has determined that each member of the Audit Committee is an “independent director” under the Nasdaq rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 of the Exchange Act, and satisfies the additional financial literacy requirements of the Nasdaq rules. The Board has designated one member of the Audit Committee, Mr. Chhina as an “audit committee financial expert” as defined by SEC rules. Among other matters, the Audit Committee:
•evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and the audit fee;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•reviews our critical accounting policies and estimates;
•reviews and provides oversight over information technology and cybersecurity risk policies and procedures;
•reviews and approves related party transactions; and
•annually reviews the Audit Committee charter and the committee’s performance.
The Audit Committee operates under a written charter adopted by the Board that satisfies the applicable standards of Nasdaq.
Compensation Committee
The Board has determined that each member of the Compensation Committee is an “independent director” under the Nasdaq rules. In making the determination regarding the independence of each member of the Compensation Committee, the Board considered whether the director has a relationship with Malibu Boats that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee. Our Compensation Committee reviews and approves the compensation of our Chief Executive Officer and other executive officers, including salaries, bonuses, perquisites and awards of equity-based compensation, approves all employment, severance and similar agreements for executive officers, makes recommendations to the Board with respect to our stock-based benefit plans, administers our stock-based benefit plans and makes recommendations to the Board concerning the compensation of directors. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and either approves or makes recommendations to the independent members of the Board regarding compensation of these officers based on such evaluations. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board that satisfies the applicable standards of Nasdaq.
Our Compensation Committee (or the independent members of the Board based on the recommendation of the Compensation Committee) is responsible for making the final decisions on compensation for our Chief Executive Officer and other executive officers. However, the Compensation Committee takes into account recommendations of our Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, our executive officers do not have any role in determining the form or amount of compensation paid to our executive officers. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, and may also delegate the authority to make compensation decisions (including the ability to grant stock awards) with respect to non-executive employees of the Company to the Chief Executive Officer. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee or the Chief Executive Officer.
Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation for our executive officers and other employees. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, during fiscal year 2022, the Compensation Committee retained Exequity LLP (“Exequity”) as its independent compensation consultant to assist the Compensation Committee with the design and structure of our executive compensation programs and the amounts payable thereunder. During fiscal year 2022, the Compensation Committee engaged Exequity to help the Compensation Committee review a representative group of peer companies, and also to perform an independent review of our executive compensation programs to provide a competitive reference on pay levels for our executives relative to our peer group of companies. This independent review by Exequity was considered by the Compensation Committee when establishing the amounts of compensation paid to our executive officers during fiscal year 2022. The Compensation Committee is directly responsible for the appointment, compensation and oversight of Exequity’s work, and pursuant to SEC rules, does not believe Exequity’s work has raised any conflict of interest. Exequity reports only to the Compensation Committee and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by the Compensation Committee.
Nominating and Governance Committee
The Board has determined that each member of the Nominating and Governance Committee is an “independent director” under the Nasdaq rules. Among other matters, the Nominating and Governance Committee:
•assists the Board in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to the Board;
•recommends members for each committee of the Board;
•oversees the evaluation of the Board and its committees; and
•reviews developments in corporate governance matters and develops appropriate recommendations for the Board.
The Nominating and Governance Committee operates under a written charter adopted by the Board that satisfies the applicable standards of Nasdaq.

Meetings and Attendance
During the fiscal year ended June 30, 2022, there were nine meetings of the Board, four meetings of the Audit Committee, three meetings of the Compensation Committee and three meetings of the Nominating and Governance Committee. Each of our directors who served on the Board during the fiscal year ended June 30, 2022 attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which the director served during fiscal year 2022. In addition, the Independent Directors meet regularly in executive session without the presence of management.
The Board expects each director to attend the annual meeting of stockholders. All directors attended our annual meeting of stockholders during the fiscal year ended June 30, 2022.
Annual Board Evaluation
Pursuant to our Corporate Governance Principles, the Nominating and Governance Committee shall lead an annual evaluation of the Board, and each committee shall lead an annual self-evaluation. The evaluations are designed to assess whether the Board and its committees function effectively and make valuable contributions and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the relevant directors stand for re-nomination.
In fiscal year 2022, the Board completed an evaluation process focusing on the experience, qualifications, attributes and skills of each individual director, the effectiveness of the performance of the Board as a whole and each of the Board’s committees.
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having a non-employee director serve as Chairman is in the best interests of the Company’s stockholders at this time. This structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations. The Company also believes that having a non-employee director serve as Chairman of the Board ensures a greater role for the non-employee directors in the oversight of the Company and active participation of the non-employee directors in setting agendas and establishing Board priorities and procedures.
Risk Oversight
The Board believes that effective risk management involves our entire corporate governance framework. Both management and the Board have key responsibilities in managing risk throughout the Company, as shown below. Oversight of risks inherent in their respective areas of oversight are delegated to the various Board committees. At each regular meeting of the Board, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. The Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Board Responsibilities
•Overall oversight concerning the assessment and management of risk related to our business
•Decision-making for fundamental financial and business strategies and major corporate activities, including material acquisitions and financings
•Oversight of management and Board committees
•Receives regular reports from Board committees on specific risk oversight responsibilities
•Receives regular reports from management regarding business operations and strategic planning, financing planning and budgeting and regulatory matters

Audit Committee	Compensation Committee	Nominating and Governance Committee
•Oversight of accounting and financial reporting processes and audits of financial statements
•Oversight of financial risk management policies and controls
•Oversight of quality and integrity of the accounting, auditing, internal control and financial reporting practices
•Responsible for the appointment, compensation, retention and oversight of independent registered public accounting firm
•Oversight of the internal audit function
•Oversight of information technology and cybersecurity risk policies
•Oversight of compensation plans, policies and programs and overall philosophy including confirming that incentive pay arrangements do not encourage unnecessary risk taking
•Identifies, evaluates and provides recommendations regarding Board and Committee composition
•Oversight of evaluation of the Board and Committees
•Advises Board on corporate governance matters and Board performance matters

Management Responsibilities
•Identify material risks facing us
•Implement appropriate risk management strategies
•Integrate risk management into our decision-making process
•Ensure that information with respect to material risks is transmitted to the Board or the appropriate Board committee

Risk Areas
•Strategic •Reputational •Financial •Operational •Legal, regulatory and compliance		•Financial reporting and internal control •Information systems and cybersecurity •Human capital management •ESG/sustainability •Product liability

Policy on Hedging and Pledging
We recognize that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. We have incorporated prohibitions on various hedging activities within our stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit:
•all short sales of the Company’s securities and any transactions in puts, calls or other derivative securities, on an exchange or in any other organized markets;
•purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities; and
•holding the Company’s securities in a margin account or pledging securities of the Company as collateral for a loan, subject to a limited exception where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates in the sole discretion of our Chief Financial Officer that such person has the financial capacity to repay the loan without resort to the pledged securities.
Executive Development and Succession Planning
The Board is actively involved in the identification and cultivation of our future leaders. Our Independent Directors work with the Chief Executive Officer on an annual basis to review, maintain and revise, as necessary, the Company’s succession plan upon the Chief Executive Officer’s ongoing availability to serve in the Chief Executive Officer role and in the event of an unexpected occurrence. The Chief Executive Officer reports at least once per year to the independent directors of the Board on succession planning for the Chief Executive Officer and senior management positions, including a discussion of assessments, leadership development plans and other relevant factors. The Chief Executive Officer also makes available to the independent directors on a continuing basis, the Chief Executive Officer’s recommendations regarding his successor should he become unexpectedly unable to perform his duties.
Director Nomination Process
Identifying and Evaluating Director Nominee Candidates
A class of directors is elected each year by the Company’s stockholders at the annual meeting of the stockholders. The Nominating and Governance Committee will review the qualifications of prospective candidates to determine whether they will make good candidates for membership on the Board. As set forth in the Corporate Governance Principles, in considering candidates for membership on the Board, the Nominating and Governance Committee will consider the prospective candidate’s character, judgment, experience, expertise, age, diversity, independence under applicable law and freedom from other conflicts, as well as other factors that the Nominating and Governance Committee may deem relevant in light of the needs of the Board and the Company and that are in the best interests of the Company. Such factors include relevant experience, the ability to dedicate sufficient time, energy and attention to performance of Board duties, financial expertise, experience with a company in the powerboat or recreational products industry and whether the prospective candidate is a director-selected prospective candidate or a stockholder-recommended prospective candidate. In addition, the Nominating and Governance Committee will consider the diversity of a prospective candidate while identifying nominees for director.
The Nominating and Governance Committee is also committed to identifying candidates with gender, ethnic and geographic diversity. The Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experiences.
Stockholder Recommendations
The Nominating and Governance Committee will consider written nominations from stockholders of the Company for director nominees. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources although as described above, one of the factors that the Nominating and Governance Committee considers is the source of the recommendation. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board should submit their recommendations in writing to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, together with the following information: (i) all information relating to such proposed candidate that would be required to be disclosed in a proxy statement; (ii) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and the proposed nominee; (iii) a completed and signed questionnaire regarding the background and qualifications of the proposed candidate to serve as a director; and (iv) all the information about the stockholder and the candidate that would be required pursuant to Article 2, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board.
The Nominating and Governance Committee may request additional information concerning the director candidate to determine the eligibility or qualifications of the director candidate to serve as a member of the Board.
Code of Business Conduct and Code of Ethics
The Board has adopted a Code of Business Conduct applicable to our employees, directors and officers and a Code of Ethics. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The codes are available on the Corporate Governance section of our website at investors.malibuboats.com/corporate-governance. To the extent required by rules adopted by the SEC or Nasdaq, we intend to promptly disclose future amendments to certain provisions of the codes, or waivers of such provisions granted to executive officers and directors on our website at www.malibuboats.com.
Stockholder Communications with the Board
Stockholders may send written communications to the Board or to specified individuals on the Board, by writing to: Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, Attention: Chief Financial Officer. Stockholders should indicate prominently on the outside of any envelope that the communication is intended for (i) the Board, (ii) the Chair of the Board, (iii) a specific committee of the Board, (iv) the non-management directors or (v) any other director or subset of directors of the Board. The Chief Financial Officer will review all correspondence submitted and regularly forward, to the appropriate director or directors, copies of all communications, that in the opinion of the Chief Financial Officer, deal with the functions of or otherwise require the attention of individual directors, the Board or committees or subsets thereof. Unless, in the opinion of the Chief Financial Officer, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chair of the Board, the Chair of the appropriate committee or the director who presides during non-management executive sessions.
Engagement with Stockholders
We recognize that stockholder engagement is fundamental to strengthening our corporate governance practices and we maintain direct and frequent engagement with our stockholders. We value the views of our stockholders and regularly seek their input to gain valuable insights into key business matters they care most about, including but not limited to capital allocation, corporate governance, risk management, environmental and social matters, sustainability and executive compensation. Feedback from these meetings and conversations is shared with our senior management and Board and used to inform their decision-making process. Our active investor relations efforts include regular and ongoing engagement with current and potential investors, financial analysts, and the media through conference calls, face-to-face investor meetings, correspondence, conferences, and other events. In the past, we held an Investor Day which included management presentations that provided an overview of our strategy and our growth opportunities, a tour of our manufacturing facility, and product demos. During fiscal year 2022, our senior management team met with stockholders at seven conferences, four roadshows and dozens of phone calls. Since our 2021 annual meeting, we have engaged with holders of approximately 51% of outstanding shares of our common stock.

Environmental, Social and Governance Matters
The Board oversees management’s efforts on issues such as environmental sustainability, culture and human capital. We are committed to operating with responsibility and integrity while making a positive contribution to our industry and society. Our ESG initiatives address a broad set of stakeholders, including stockholders, customers, employees, suppliers, business partners and governments. Among the ways in which we have demonstrated our commitment to ESG matters are the following, as discussed in more detail below:
•We are committed to minimizing adverse impacts to the environment, including reducing the amount of hazardous manufacturing-related waste.
•We are committed to improving our quality management system to provide our customers with an unparalleled experience and product.
•We are committed to fostering and promoting an inclusive and diverse company culture and providing employee training and development opportunities.
•We place the highest priority on the health and safety of our workforce.
•We follow and expect our suppliers and business partners to comply with human rights principles, and evaluate our source materials for conflict minerals.
•We maintain a whistleblower hotline providing for confidential reporting of any suspected violation of laws and our Code of Conduct.
We provide more information on our ESG initiatives and accomplishments in our "Proxy Summary—Corporate Governance Highlights and –Corporate Responsibility” sections above.

DIRECTOR COMPENSATION
The following table sets forth certain information concerning the compensation of the members of the Board who are not also our employees (“Non-Employee Directors”) for the fiscal year ended June 30, 2022. The compensation paid to Mr. Springer, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below. Mr. Springer is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($)(b)(1)		Stock Awards ($)(c)(2)(3)	Total ($)(h)
Michael K. Hooks	107,000	(4)	109,964	216,964
James R. Buch	72,000		109,964	181,964
Ivar S. Chhina	87,000		109,964	196,964
Michael J. Connolly	80,000	(4)	109,964	189,964
Mark W. Lanigan	82,000	(4)	109,964	191,964
Joan M Lewis	72,000		109,964	181,964
Peter E. Murphy	72,000		109,964	181,964
John E. Stokely	72,000		109,964	181,964

(1)	Amounts reported reflect the cash retainers paid to each Non-Employee Director for fiscal year 2022, except as noted in footnote (4).
(2)	Amounts reported represent the aggregate grant date fair value of the annual equity awards granted to the Non-Employee Directors on November 3, 2021. The aggregate grant date fair value of these awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the $74.25 closing price of a share of our Class A common stock on grant date.
(3)	As of June 30, 2022, no Non-Employee Director held any unvested stock units or unvested shares of Class A common stock.
(4)	Messrs. Hooks, Connolly and Lanigan each elected to receive all of their annual retainers and any additional retainers in the form of stock units instead of cash. Accordingly, Messrs. Hooks, Connolly and Lanigan each received 1,519, 1,158 and 1,214 fully vested stock units for service rendered during fiscal 2022. Stock units are contractual rights to receive shares of Class A common stock in the future, but are not actual shares of Class A common stock. However, the retainers that each of these Non-Employee Directors elected to receive in units or shares are reported as though they had been paid in cash and not converted to units or shares.
We have a Directors’ Compensation Policy that applies to the Non-Employee Directors. Under our Directors’ Compensation Policy, each Non-Employee Director is entitled to receive an annual retainer of $65,000, payable in four equal quarterly installments. Any Non-Employee Director serving as the Chairperson of the Board is entitled to receive an additional $40,000 annual retainer effective September 30, 2021, payable in four equal quarterly installments. Effective September 30, 2021, any Non-Employee Director serving as chair of our Compensation Committee, Audit Committee or Nominating and Governance Committee is entitled to receive an additional annual retainer of $15,000, $20,000 and $10,000, respectively. The annual retainer and any additional retainers are each pro-rated for partial years of service. The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units or shares of Class A common stock in lieu of cash, which shares or units would be issued as of the last day of the quarter in which the retainers relate and the shares or units would be valued as of the award date. Effective September 30, 2021, each Non-Employee Director serving as a non-chair member of the Compensation Committee or Audit Committee will receive a $5,000 annual retainer, while any non-chair members of the Nominating and Governance Committee will receive a $2,000 annual retainer.
On the date of each annual meeting, each Non-Employee Director then in office will be entitled to receive a fully vested annual equity award consisting of either stock units or shares of Class A common stock. The annual equity award will be valued at $110,000, and will be converted into shares or units based on the price of a share of Class A common stock on the grant date. Any Non-Employee Director who joins the Board after the date of an annual meeting will be entitled to a pro-rata annual equity award upon joining the Board.
For any Non-Employee Director who elects to receive stock units, the stock units will not be payable in shares of Class A common stock until the earlier of (1) a change in control for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (2) the Non-Employee Director’s separation from service from the Board, and (3) an in-service distribution date elected by the Non-Employee Director. For any payment event, Non-Employee Directors may elect to receive payment of their stock units in a lump-sum or in installments over a period of 5 years or 10 years. All stock units are entitled to receive dividend equivalent payments, which are reinvested into additional stock units.
Each of our Non-Employee Directors is provided the opportunity to use one of our performance sports boats during his or her term of service as a director. We believe permitting our Non-Employee Directors to use one of our sports boats encourages the directors to familiarize themselves with our products and to better understand the consumer experience. Directors are provided with use of the boat at no charge, but are responsible for paying all insurance, maintenance, gas and other fees, costs and charges (other than registration or use fees and taxes) related to their operation of the boat. At the end of each director’s term of service, the director has the option of either returning the boat to us or purchasing the boat at a purchase price equal to 75% of the dealer invoice price.
Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis contains information regarding the Company’s fiscal 2022 compensation programs, policies and objectives and the compensation awarded to, earned by or paid to our Named Executive Officers during fiscal 2022. Our Named Executive Officers for fiscal 2022 are:

Name	Position
Jack D. Springer	Chief Executive Officer
Wayne R. Wilson	Chief Financial Officer
Ritchie L. Anderson	Chief Operating Officer
We believe fiscal 2022 was a strong financial year for Malibu Boats. We successfully navigated the continuing challenges spurred by the COVID-19 pandemic and supply chain headwinds, and delivered operational and financial performance results driven by the strength of our brands and our commitment to operational excellence. Selected financial highlights for fiscal 2022 include:

–Net sales increased 31.1% to $1,214.9 million compared to fiscal 2021
–Unit volume increased 13.1% to 9,255 units compared to fiscal 2021
–Gross profit increased 31.1% to $310.1 million compared to fiscal 2021
–Net income increased 43.0% to $163.4 million, or $7.51 per share (diluted), compared to fiscal 2021
–Adjusted EBITDA increased 29.7% to $246.5 million compared to fiscal 2021
–Adjusted fully distributed net income per share increased 31.6% compared to fiscal 2021 to $7.91 per share on a fully distributed weighted average share count of 21.6 million shares of Class A common stock

Our acquisitions of Maverick Boat Group in fiscal 2021, Pursuit Boats in fiscal 2019 and Cobalt Boats in fiscal 2018 added to our existing Malibu and Axis brands and created what we believe is a well-rounded portfolio that brings to market an array of premium, innovative boats across diverse segments that are resonating with customers.
Summary of Fiscal 2022 Compensation Decisions
Our Compensation Committee’s primary executive compensation objective in fiscal 2022 was to structure a balanced mix of compensation elements that would incentivize our Named Executive Officers to create long-term stockholder value. The Compensation Committee believes that the Named Executive Officers should be rewarded for successfully creating long-term stockholder value, and should be required to forfeit compensation opportunities if they are not able to grow long-term stockholder value.
The Board and Compensation Committee believe that our Named Executive Officers—Messrs. Springer, Wilson and Anderson—are critical to driving our performance and delivering long-term stockholder value, and that it is important to structure our executive compensation so that it properly motivates the Named Executive Officers to drive long-term value creation.

Primary objective of fiscal 2022 compensation decisions: Incentivize Named Executive Officers to create long-term stockholder value
During our 2020 fiscal year, we made several important design changes to our executive compensation program to enhance the performance-based nature of the program. These design changes were made in part to address the relatively low 82% level of stockholder support we received on our say-on-pay proposal for our 2019 fiscal year.
Our redesigned executive compensation program was introduced for our 2020 fiscal year and continued in substantially the same form for our 2021 and 2022 fiscal years. Stockholders first had the chance to express their views on our redesigned executive compensation program at our calendar 2020 annual meeting, and at that meeting over 99% of the votes cast on our say-on-pay proposal were in support of our say-on-pay proposal. At last year’s annual meeting, over 99% of the votes cast on our say-on-pay proposal were again in support of our say-on-pay proposal. The Compensation Committee believes that stockholders broadly support our redesigned executive compensation program, which includes the following key design features:
•Continued 60% Weighting for Performance-Based Equity Awards. In November 2021, the Compensation Committee granted each of our Named Executive Officers a long-term equity award that, based on the number of shares granted, consisted of 60% performance-based restricted shares and 40% time-based restricted shares.
•Continued 3-Year Relative TSR Awards. 50% of the target number of performance-based restricted shares granted to each of our Named Executive Officers in November 2021 consisted of relative TSR awards with vesting tied to our three-year actual total stockholder return as measured against the total stockholder return of the Russell 2000 Index over the same three-year period.
•Continued 3-Year Performance Period for Performance-Based Awards. All of our performance-based equity awards granted to our Named Executive Officers in November 2021 have full three-year performance periods.
•Continued Using Net Income and Adjusted EBITDA Goals for Annual Incentive Plan. 50% of each executive’s fiscal 2022 bonus opportunity is payable based on the achievement of net income GAAP performance targets and the remaining 50% of each executive’s bonus opportunity is payable based on the achievement of Adjusted EBITDA performance targets.
During fiscal 2022, the Board adopted a new clawback policy that permits us to clawback or recover cash and equity incentive compensation in the event of a material restatement of our financial statements or if a covered executive commits fraud during the course of employment that causes financial or reputational harm to us. All of the Named Executive Officers are subject to the new clawback policy, which is described in more detail below.

New Clawback Policy adopted that covers all Named Executive Officers
The remainder of this section describes our executive compensation program and the material elements of compensation awarded to, earned by or paid to the Named Executive Officers during fiscal 2022.

Compensation Program Objectives
Our compensation program for executives is intended to:
–incentivize our executive officers to create long-term stockholder value;
–align the interests of our executive officers with the interests of our stockholders;
–attract and retain quality executive officers;
–motivate and reward high performance levels; and
–inspire teamwork and collaboration among the executives.
We believe that our executive compensation program is appropriately structured to accomplish these objectives. Our executive compensation program consists of three material elements: base salaries, annual cash incentive compensation opportunities (bonus), and long-term equity incentive awards.
*at risk implies awards that are subject to performance conditions and/or stock price.
Each of these compensation elements is described in more detail below.
Role of the Compensation Committee
Pursuant to its charter, the Compensation Committee establishes and regularly reviews our executive compensation philosophy and programs, exercises authority with respect to the determination and payment of compensation to each of the Named Executive Officers, and is responsible for administering our equity compensation plan, including approving grants of awards under the plan. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other Named Executive Officers.
As described above, the Compensation Committee is also responsible for overseeing Malibu Boats’ incentive and other compensation programs to confirm that they do not encourage unnecessary risk taking. The Compensation Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking.

The elements of our executive compensation program were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Springer with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.
Role of the Compensation Consultant
Since 2018, the Compensation Committee has engaged Exequity as its independent compensation consultant. Exequity helped the Compensation Committee construct the Company’s peer group of companies that is described below. In June 2021 and July 2022, Exequity performed an independent review of our executive compensation program to provide a competitive reference on pay levels for our Named Executive Officers. As part of its review, Exequity analyzed the salaries, target bonus opportunities, target total cash compensation opportunities, equity award opportunities and targeted total direct compensation paid by the defined peer group of companies described below to their similarly situated executives.
The Compensation Committee reviewed the report prepared by Exequity in June 2021 and used this report as a reference point when determining the amount of each Named Executive Officer’s base salary, target annual bonus opportunity and long-term incentive award for fiscal 2022.
The Compensation Committee is directly responsible for the appointment, compensation and oversight of Exequity’s work and pursuant to SEC rules does not believe Exequity’s work has raised any conflict of interest. Exequity reports only to the Compensation Committee, and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee.
Peer Companies
With assistance from Exequity, we have used the following objective peer group selection methodology to determine our peer group companies:
•We initially screened U.S. publicly traded companies with a Global Industry Classification Standard (GICS) sector classification of leisure products;
•Due to the limited number of GICS leisure products companies, we expanded the GICS screen to include adjacent industry sectors such as apparel, accessories and luxury goods, auto parts and equipment, automobile manufacturers, construction machinery and heavy trucks, consumer electronics, homebuilding, home furnishings, housewares and specialties, industrial machinery, automotive retail and specialty stores;
•We applied an objective financial screen focusing on GICS-screened companies with total trailing 12-month revenues ranging from approximately 0.5x to 3.0x times ours, and also applied a secondary objective financial screen focusing on GICS-screened companies with a relatively similar market capitalization, enterprise value, trailing 12-month EBITDA, and/or total number of employees as us;
•We then also considered the peer group companies used by certain proxy advisory firms and companies with similar business profiles (such as cyclicality) based on input from our Compensation Committee and the Board.
The Compensation Committee, with the assistance of Exequity, conducted a review of our peer group in June 2021. As part of this review, as of June 2021, Exequity noted that our market capitalization was at approximately the 77th percentile relative to the peer companies and our trailing 12-month revenues were at approximately the 62nd percentile relative to the peer companies. In order to update the peer group to reflect both our organic growth and the growth in the size of our business as a result of the acquisition of Maverick Boat Group, the Compensation Committee decided to add Acushnet Holdings Corp., Vista Outdoor Inc. and YETI Holdings, Inc. to the peer group and to remove Douglas Dynamics, Inc. and Motorcar Parts of America, Inc. from the peer group. This is the peer group that was used by the Compensation Committee as a reference point when making compensation decisions for fiscal 2022. As of June 2021, our market capitalization, total enterprise value, and trailing 12-month EBITDA and revenues were at the 62nd, percentile, 61st percentile, 47th percentile and 46th percentile, respectively, relative to the updated group of peer companies. The Compensation Committee believes that the fiscal 2021 peer group provided a reasonable reference point for fiscal 2022 compensation decisions.

Peer Group Companies - FY22 Decisions
Acushnet Holdings Corp.	Callaway Golf Company	Fox Factory Holding Corp.
Helios Technologies	Johnson Outdoors Inc.	Lifetime Brands, Inc.
Lydall, Inc.	Marine Products Corporation	Marine Max, Inc.
MasterCraft Boat Holdings, Inc.	Nautilus, Inc.	Smith & Wesson Brands
Shyft Group Inc. (formerly Spartan Motors, Inc.)	Sturm, Ruger & Company, Inc.	Universal Electronics Inc.
Vista Outdoor Inc.	Winnebago Industries, Inc.	YETI Holdings, Inc.
The Compensation Committee, with the assistance of Exequity, performed a similar review of our peer group in June 2022. In this review, the Compensation Committee applied the selection methodology described above to validate our existing peer companies and see if any new peer companies should be added or if any existing peer companies should be removed. As a result of this review, (i) Lydall, Inc. was removed because it was acquired in October 2021 and is no longer a stand-alone public company, and (ii) Nautilus, Inc. was removed because it had fallen outside of our revenue screen criteria and was the only peer company with negative trailing 12-month EBITDA. To replace these two companies, OneWater Marine Inc. and Dorman Products, Inc. were added to the peer group because they each satisfied our selection methodology described above. As of June 2022, our market capitalization, total enterprise value, and trailing 12-month EBITDA and revenues were at the 53rd percentile, 54th percentile, 54th percentile and 49th percentile, respectively, relative to the updated group of peer companies. The Compensation Committee believes that the fiscal 2022 peer group will provide a reasonable reference point for fiscal 2023 compensation decisions.

Current Peer Group Companies
Acushnet Holdings Corp.	Callaway Golf Company	Dorman Products, Inc.
Fox Factory Holding Corp.	Helios Technologies	Johnson Outdoors Inc.
Lifetime Brands, Inc.	Marine Products Corporation	Marine Max, Inc.
MasterCraft Boat Holdings, Inc.	OneWater Marine Inc.	Smith & Wesson Brands
Shyft Group Inc. (formerly Spartan Motors, Inc.)	Sturm, Ruger & Company, Inc.	Universal Electronics Inc.
Vista Outdoor Inc.	Winnebago Industries, Inc.	YETI Holdings, Inc.
The Compensation Committee believes it is important to understand and reference what similarly-situated companies are paying their executives, and it intends to use this information as one of the data points it considers when making compensation decisions for the Named Executive Officers using its business judgment. While the Compensation Committee does not utilize a formal benchmarking strategy, we believe the targeted total cash compensation (which is base salary plus target bonus) for the Named Executive Officers approximates (or is slightly above) the 50th percentile range of the targeted total cash compensation provided by our current group of peer companies to similarly situated executives. We believe long term incentive opportunities for our Named Executive Officers were generally above this 50th percentile range but below the 75th percentile range, which is consistent with the Compensation Committee’s objective of using equity awards to incentivize Named Executive Officers to create long-term stockholder value.
The Role of Stockholder Say-on-Pay Votes
We currently provide stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation of our Named Executive Officers, which we refer to as a say-on-pay proposal. At last year’s annual meeting, over 99% of the votes cast on our say-on-pay proposal were in support of our say-on-pay proposal. Last year’s results were consistent with our say-on-pay proposal for our 2020 fiscal year, where stockholders first had the chance to express their views on our redesigned executive compensation program and over 99% of the votes cast on our say-on-pay proposal were in support of our say-on-pay proposal. The Compensation Committee believes that stockholders broadly support our redesigned executive compensation program.
At the Annual Meeting, stockholders will have the chance to cast their vote on our say-on-pay proposal for our 2022 fiscal year. The Compensation Committee will continue to consider the outcome of stockholders’ votes on our say-on- pay proposals when making future compensation decisions for the Named Executive Officers.
Material Elements of Compensation
Base Salaries
We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation. In the fall of 2021, the Compensation Committee reviewed each Named Executive Officer’s base salary. After considering individual performance and market competitiveness, the Compensation Committee approved base salary increases of 11.1% for Mr. Springer and 12.5% for Mr. Wilson and Mr. Anderson. Base salary information for the Named Executive Officers is presented in the table below.

Named Executive Officer	FY 2021 Base Salary ($)	FY 2022 Increase ($)	Current Base Salary ($)
Jack D. Springer	765,000	85,000	850,000
Wayne R. Wilson	400,000	50,000	450,000
Ritchie L. Anderson	400,000	50,000	450,000
Annual Incentive Compensation Opportunity
Annual Incentive Plan. In November 2021, the Compensation Committee approved our annual incentive plan for fiscal 2022. The annual cash incentive bonus for each Named Executive Officer was payable based on our achievement of equally weighted annual net income and Adjusted EBITDA targets for fiscal 2022 established by our Compensation Committee. The Compensation Committee continued to include a net income performance metric during fiscal 2022 in order to reduce the weighting of the Adjusted EBITDA performance metric and to have 50% of each executive’s bonus opportunity payable based on the achievement of the GAAP performance measure.
Annual net income for purposes of the incentive plan was defined as our net income as publicly reported in our press release announcing our financial results for fiscal 2022, but adjusted to exclude the results of any businesses acquired during fiscal 2022. Our fiscal 2022 net income target was set at $156.9 million dollars. This target represented an approximate 37% increase over our fiscal 2021 annual net income performance. The Compensation Committee believed that achievement of this target would require the Named Executive Officers to successfully execute on our fiscal 2022 business plan, which included integrating the Maverick Boat Group business during its first full fiscal year as part of our company.
Adjusted EBITDA for purposes of the incentive plan was defined as our Adjusted EBITDA as publicly reported in our press release announcing our financial results for fiscal 2022, but adjusted to exclude the results of any businesses acquired during fiscal 2022. The fiscal 2022 Adjusted EBITDA target for the Company was set at $241.6 million dollars. This target represented an approximate 27% increase over our fiscal 2021 Adjusted EBITDA performance. As with the net income target, the Compensation Committee believed that achievement of this target would require the Named Executive Officers to successfully execute on our fiscal 2022 business plan.
The threshold and maximum annual net income and Adjusted EBITDA amounts were each set as a percentage of the applicable target amount described above. The threshold performance level for each metric was set at an amount equal to 90% of the applicable target amount, while the maximum performance level for each metric was set at an amount equal to 130% of the applicable target amount. Although the annual net income and Adjusted EBITDA metrics are equally weighted independent performance metrics, in order for any bonus to become payable, our plan design required that both annual net income and Adjusted EBITDA performance must be achieved at a minimum of the threshold performance level. Our annual bonus plan payout scale and the associated incentive payments as a percentage of each Named Executive Officer’s target bonus amount were as follows:

Net Income/Adjusted EBITDA Performance Level	Net Income/Adjusted EBITDA Amount as a % of Target	% of Target Bonus Becoming Payable
Below Threshold	<90%	0%
Threshold	90%	35%
Target	100% (Net income of $156.9 million and Adjusted EBITDA of $241.6 million)	100%
Above Target	110%	134%
Above Target	120%	167%
Maximum	130%	200%
Above Maximum	>130%	200%
The bonus payment for performance between any of the performance levels specified above is interpolated on a straight-line basis.
In addition, under our plan design, the Compensation Committee also retained the discretion to reduce each Named Executive Officer’s incentive bonus amount based on any reason determined to be appropriate by the Compensation Committee.
For our 2022 fiscal year, we achieved annual net income of $163.4 million and Adjusted EBITDA of $246.5 million as publicly reported in our financial results. Our performance results exceeded the net income and Adjusted EBITDA target performance levels and resulted in each Named Executive Officer receiving a bonus payment equal to approximately 110% of his target bonus.
Total Fiscal 2022 Cash Bonus Payments. For each Named Executive Officer, the fiscal 2022 target incentive bonus amount and total fiscal 2022 cash bonus payment are listed below. Each Named Executive Officer’s target incentive bonus amount remained the same percentage of base salary (100% for Mr. Springer and 70% for Mr. Wilson and Mr. Anderson) as in our prior fiscal year.

Named Executive Officer	FY 2022 Target Bonus ($)	FY 2022 Annual Incentive Payment ($)
Jack D. Springer	850,000	937,231
Wayne R. Wilson	315,000	347,327
Ritchie L. Anderson	315,000	347,327
Please see Appendix A for the definition of Adjusted EBITDA which is a non-GAAP financial measure and a reconciliation of Adjusted EBITDA to net income as reported under GAAP.

Long-Term Incentives
Structure of Fiscal 2022 Equity Awards. The long-term equity incentive awards granted to the Named Executive Officers in fiscal 2022 consisted of a combination of time-based restricted shares and performance-based restricted shares. The number of shares subject to the long-term equity award for each of our Named Executive Officers consisted of 60% performance-based restricted shares and 40% time-based restricted shares.
The table below summarizes the fiscal 2022 equity award grants for each Named Executive Officer:

Name	Relative TSR Performance Awards	Adjusted EBITDA Performance Awards	Time-Based Shares or Units
Jack D. Springer	$1,066,973	$895,901	$1,100,014
	11,111 target shares	11,111 target shares	14,815 shares
Wayne R. Wilson	$310,365	$260,543	$320,018
	3,232 target shares	3,232 target shares	4,310 shares
Ritchie L. Anderson	$310,365	$260,543	$320,018
	3,232 target shares	3,232 target shares	4,310 shares
Time-Based Shares. Time-based restricted shares are included as part of each Named Executive Officer’s long-term equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Each executive’s time- based shares granted in fiscal 2022 become vested in equal annual installments over a period of four years.
Performance-Based Shares. The performance-based shares granted to each Named Executive Officer consisted of an equal number of relative TSR awards and Adjusted EBITDA awards.
Relative TSR Awards. The relative TSR awards have a three-year performance period and are eligible to become vested based on our three-year actual total stockholder return as measured against the total stockholder return of the Russell 2000 Index over the same three-year period. The relative TSR performance requirements and the vesting schedule for the relative TSR awards can be illustrated by the following table.

Performance Level	TSR Achieved Relative to the TSR of the Russell 2000 Index	% of Relative TSR Awards Vesting
Below Threshold	<80%	0%
Threshold	80%	50%
Target	100%	100%
Above Target	120%	150%
Maximum	140%	200%
Above Maximum	>140%	200%
The relative TSR award vesting for performance between any of the performance levels specified above is interpolated on a straight-line basis.
Adjusted EBITDA Awards. The fiscal 2022 Adjusted EBITDA awards will be eligible to become vested following the end of a three-year performance period based on our Adjusted EBITDA performance through the end of the performance period. Consistent with prior years, in order to achieve the Adjusted EBITDA target for fiscal 2024, we will be required to grow our Adjusted EBITDA over the three-year performance period at a compounded annual growth rate equal to at least 10%.

In order to reinforce the importance of achieving a 10% compounded annual Adjusted EBITDA growth rate, no Adjusted EBITDA awards are eligible to vest if our actual Adjusted EBITDA performance is below our target performance level. However, the Named Executive Officers are eligible to vest up to a maximum 150% payout level if we are able to grow our annual Adjusted EBITDA at a rate of or in excess of 15%. The Adjusted EBITDA performance requirements and the vesting schedule for the Adjusted EBITDA awards can be illustrated by the following table.

Performance Level	Compounded Annual Adjusted EBITDA Growth Rate Achieved	% of Adjusted EBITDA Awards Vesting
Below Threshold	<10%	0%
Target	10%	100%
Above Target	11%	110%
Above Target	12%	120%
Above Target	13%	130%
Above Target	14%	140%
Maximum	≥15%	150%
The Adjusted EBITDA award vesting for performance between any of the performance levels specified above is interpolated on a straight-line basis.
Adjusted EBITDA has substantially the same meaning as under the annual incentive plan described above. The annual incentive plan also uses an Adjusted EBITDA-based performance metric, however the 10% compounded annual growth rate requirement over three years used to establish the Adjusted EBITDA award target for fiscal 2024 is intended to incentivize sustained long-term earnings growth. As a result, we believe that the Adjusted EBITDA awards (which comprise 50% of the performance-based shares awarded to the Named Executive Officers) incentivize growth and long-term performance. In contrast, the Adjusted EBITDA targets under the annual incentive plan (which represented 50% of the executives’ fiscal 2022 target bonus opportunity) are established on an annual basis and are intended to incentivize short-term execution of our earnings objectives for the relevant fiscal year.
Payouts of Previously Granted Performance-Based Awards. The performance period applicable to certain previously granted Adjusted EBITDA awards ended on June 30, 2022. Our Adjusted EBITDA for fiscal 2022 was $246.5 million, which (after taking account adjustments to exclude the financial impact of businesses acquired after the targets were established) exceeded the Adjusted EBITDA target of $151.2 million applicable to the Adjusted EBITDA awards granted in November 2018. Our fiscal 2022 performance resulted in these November 2018 awards becoming vested.
The fiscal 2022 performance period was also the first year where the Adjusted EBITDA awards granted under our redesigned executive compensation program were eligible to vest. The Adjusted EBITDA awards granted in November 2019 were eligible to become earned at 100% of the target number of Adjusted EBITDA shares awarded if we achieved an Adjusted EBITDA target of $167.6 million, and were eligible to become earned at 150% of the target number of shares awarded if we achieved or exceeded $191.5 million of Adjusted EBITDA. Our fiscal 2022 Adjusted EBITDA performance (after taking account adjustments to exclude the financial impact of businesses acquired after the targets were established) exceeded the maximum Adjusted EBITDA target, and as a result each Named Executive Officer vested in 150% of his target number of November 2019 Adjusted EBITDA awards.
Severance and Change in Control Benefits
We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Named Executive Officers pursuant to the terms of his employment agreement.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without “cause” or by the executive for “good reason”. Severance benefits for the Named Executive Officers include 12 months of continued base salary payments.
Cash severance benefits for the Named Executive Officers are not enhanced in connection with a change in control of the Company, and the Named Executive Officers would only receive 12 months of continued base salary payments if their employment is terminated involuntarily in connection with a change in control.
However, under the terms of our shareholder approved Long Term Incentive Plan, all outstanding equity awards will fully vest if the awards are not assumed or substituted by a surviving entity in connection with a change in control or, if assumed or substituted, an executive’s employment is terminated without “cause” or for “good reason” within 18 months following such change in control. For the TSR awards and Adjusted EBITDA awards granted in fiscal 2020, 2021 and 2022, actual performance will be measured through the date of the change in control, and the change in control provisions in the Long Term Incentive Plan will apply to any TSR award or Adjusted EBITDA award shares actually becoming earned based on performance.
No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code.
Other Compensation and Benefits
We maintain a 401(k) savings plan and various health and welfare benefit plans for our employees. Our Named Executive Officers are generally eligible to participate in each of these plans on the same terms as our other employees. The Named Executive Officers are also entitled to limited perquisites such as use of one of the Company’s boats.
Clawback Policy
In fiscal 2022, the Board adopted a new clawback policy that permits us to clawback or recover cash and equity incentive compensation in the event of a material restatement of our financial statements or if a covered executive commits fraud during the course of employment that causes financial or reputational harm to us. In the event of a material restatement of our financial statements, the clawback would apply to any amount awarded after September 15, 2021 and paid in the three-year period preceding the restatement that would not have been received if the financial statements had been correctly stated. In the event a covered executive commits fraud, all cash and equity compensation awarded after September 15, 2021 is subject to clawback. All of the Named Executive Officers are subject to the new clawback policy.
Policy with Respect to Section 162(m)
Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former Named Executive Officer that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit.
Prior to our 2018 annual meeting of stockholders, we were eligible for a special Section 162(m) grandfathering rule available for certain compensation paid or awarded by newly public companies. Each Named Executive Officer’s restricted stock awards and stock option awards granted before the date of our 2018 annual meeting have been structured to take advantage of this special grandfathering rule. Our ability to rely on this grandfathering rule expired on the date of our 2018 annual meeting of stockholders.
The Compensation Committee currently notes the Section 162(m) deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible as a result of the limitations under Section 162(m).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Mark W. Lanigan (Chair)
Michael J. Connolly
Joan M. Lewis
Peter E. Murphy
The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Malibu Boats, Inc. (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Malibu Boats, Inc. specifically incorporates such report by reference therein.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information concerning compensation we paid or accrued for the last three fiscal years with respect to each of our “Named Executive Officers”—our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer.

Name and Principal Position(a)	Year (b)(1)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(2)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(4)	Total ($) (j)
Jack D. Springer	2022	828,750	—	3,062,887	—	937,231	—	9,150	4,838,018
Chief Executive Officer	2021	754,615	—	2,186,862	—	1,530,000	—	8,700	4,480,177
	2020	720,193	—	1,537,715	—	—	—	8,550	2,266,458
Wayne R. Wilson	2022	437,500	—	890,926	—	347,327	—	6,696	1,682,449
Chief Financial Officer	2021	394,808	—	971,799	—	560,000	—	5,663	1,932,270
	2020	385,000	—	713,932	—	—	—	5,775	1,104,707
Ritchie L. Anderson	2022	437,500	—	890,926	—	347,327	—	9,407	1,685,160
Chief Operating Officer	2021	394,808	—	971,799	—	560,000	—	5,538	1,932,145
	2020	385,000	—	713,932	—	—	—	4,362	1,103,294
__________________
(1)Reflects fiscal years ended June 30.
(2)The amounts reported for fiscal 2022 reflect the grant date fair value of restricted stock granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic 718. For more information, see Note 15 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022.
For fiscal 2022, Messrs. Springer, Wilson and Anderson were each granted a restricted stock award based on our performance in fiscal 2021. The restricted stock award for these executives consisted of time-based restricted shares, relative TSR awards and Adjusted EBITDA awards. The Adjusted EBITDA awards are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Adjusted EBITDA awards as follows: Mr. Springer $895,901; Mr. Wilson $260,543; and Mr. Anderson $260,543. If we achieve the highest level of performance under the Adjusted EBITDA awards, the grant date fair value for the Adjusted EBITDA awards are as follows: Mr. Springer $1,237,451; Mr. Wilson $359,964; and Mr. Anderson $359,964.

(3)As described in the Compensation Discussion & Analysis section above, amounts reported equal each Named Executive Officer’s annual cash bonus payment for fiscal 2022 under our annual incentive plan.
(4)Amounts reported for Messrs. Springer, Wilson and Anderson include $9,150, $6,696 and $9,407, respectively, for the Company's contribution to the defined contribution plan. In addition, during fiscal 2022, Mr. Wilson purchased a boat from the Company at a 10% discount to the dealer invoice price.
Employment Agreements
Mr. Springer
Pursuant to his employment agreement with the Company, Mr. Springer is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 75% of his annual base salary based upon the achievement of performance criteria established by the Compensation Committee in its sole discretion. Effective as of October 1, 2021, Mr. Springer’s annual base salary was increased to $850,000. Mr. Springer is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Springer’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Springer’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Mr. Wilson
Pursuant to his employment agreement with the Company, Mr. Wilson is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 50% of his annual base salary based upon meeting performance criteria established by the Compensation Committee in its sole discretion. Effective as of October 1, 2021, Mr. Wilson’s annual base salary was increased to $450,000. Mr. Wilson is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Wilson’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Wilson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Mr. Anderson
Pursuant to his employment agreement with the Company, Mr. Anderson is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 40% of his annual base salary based upon meeting performance criteria established by the Compensation Committee in its sole discretion. Effective as of October 1, 2021, Mr. Anderson’s annual base salary was increased to $450,000. Mr. Anderson is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Anderson’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Anderson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Grants of Plan-Based Awards
The following table sets forth all plan-based awards granted to our Named Executive Officers during the fiscal year ended June 30, 2022. All of these awards were granted under the Long Term Incentive Plan.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Jack D. Springer
2022 Annual Incentive Bonus	—	297,500	850,000	1,700,000	—	—	—	—	—
Restricted Stock Award - Time-Based	11/3/2021	—	—	—	—	—	—	14,815	1,100,014
Restricted Stock Award - Relative TSR	11/3/2021	—	—	—	5,555	11,111	22,222	—	1,066,973
Restricted Stock Award - Adjusted EBITDA	11/3/2021	—	—	—	—	11,111	16,666	—	895,901
Wayne R. Wilson
2022 Annual Incentive Bonus	—	110,250	315,000	630,000	—	—	—	—	—
Restricted Stock Award - Time-Based	11/3/2021	—	—	—	—	—	—	4,310	320,018
Restricted Stock Award - Relative TSR	11/3/2021	—	—	—	1,616	3,232	6,464	—	310,365
Restricted Stock Award - Adjusted EBITDA	11/3/2021	—	—	—	—	3,232	4,848	—	260,543
Ritchie L. Anderson
2022 Annual Incentive Bonus	—	110,250	315,000	630,000	—	—	—	—	—
Restricted Stock Award - Time-Based	11/3/2021	—	—	—	—	—	—	4,310	320,018
Restricted Stock Award - Relative TSR	11/3/2021	—	—	—	1,616	3,232	6,464	—	310,365
Restricted Stock Award - Adjusted EBITDA	11/3/2021	—	—	—	—	3,232	4,848	—	260,543
(1)The amounts reported in these columns represent the range of possible annual cash incentive payouts to our Named Executive Officers under the Long Term Incentive Plan based on performance during fiscal 2022.
(2)The amounts reported in this column reflect the grant date fair value of restricted stock awards granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic 718. The Adjusted EBITDA awards are each valued based on the probable outcome of the performance conditions as determined on the grant date.

Description of Equity Awards
For fiscal 2022, we granted a combination of time-based restricted stock awards, relative TSR awards and Adjusted EBITDA awards to the Named Executive Officers. All of these awards were granted under, and are subject to the terms of the Long Term Incentive Plan. Certain of the terms of these awards are described above in “Compensation Discussion and Analysis—Material Elements of Compensation—Long-Term Incentives.”
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth certain information concerning outstanding restricted stock, stock options or restricted stock units held by each of our Named Executive Officers as of June 30, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexerised Unearned Options, (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jack D. Springer	18,750	6,250	(2)	—	42.13	8/21/2024	3,000	(3)	158,130	22,076	(7)	1,163,626
							7,359	(4)	387,893	14,602	(8)	769,645
							9,734	(5)	513,092	19,470	(9)	1,026,264
							14,815	(6)	780,899	16,666	(10)	878,439
										22,222	(11)	1,171,322
Wayne R. Wilson	—	3,125	(2)	—	42.13	8/21/2024	1,500	(3)	79,065	10,250	(7)	540,278
							3,417	(4)	180,084	6,489	(8)	342,035
							4,326	(5)	228,023	8,652	(9)	456,047
							4,310	(6)	227,180	4,848	(10)	255,538
										6,464	(11)	340,717
Ritchie L. Anderson	—	3,125	(2)	—	42.13	8/21/2024	1,500	(3)	79,065	10,250	(7)	540,278
							3,417	(4)	180,084	6,489	(8)	342,035
							4,326	(5)	228,023	8,652	(9)	456,047
							4,310	(6)	227,180	4,848	(10)	255,538
										6,464	(11)	340,717
__________________
(1)The market value of such award was calculated based on the $52.71 closing price of a share of Class A common stock as of June 30, 2022 (which was the last trading day in our fiscal year).

(2)Represents stock options that will become vested on August 22, 2022.
(3)Represents unvested time-based stock or units that will become vested on November 6, 2022.
(4)Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2022 and November 6, 2023.
(5)Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2022, November 6, 2023 and November 6, 2024.
(6)Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2022, November 6, 2023, November 6, 2024 and November 6, 2025.
(7)Represents unvested relative TSR awards that will become vested in one annual installment based on our relative TSR performance through November 2022. Amount shown is the maximum performance level.
(8)Represents unvested performance-based stock that will become vested in one annual installment based on our adjusted EBITDA performance for fiscal year 2023. Amount shown is the maximum performance level.
(9)Represents unvested relative TSR awards that will become vested in one annual installment based on our relative TSR performance through November 2023. Amount shown is the maximum performance level.
(10)Represents unvested performance-based stock that will become vested in one annual installment based on our adjusted EBITDA performance for fiscal year 2024. Amount shown is the maximum performance level.
(11)Represents unvested relative TSR awards that will become vested in one annual installment based on our relative TSR performance through November 2024. Amount shown is the maximum performance level.
Option Exercises and Stock Vested Table
The table below sets forth certain information regarding the amount realized upon the exercise of stock options and the vesting of stock or stock unit awards for our Named Executive Officers during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack D. Springer	59,000	2,052,447	32,232	1,979,700
Wayne R. Wilson	38,875	1,070,505	15,212	935,278
Ritchie L. Anderson	14,625	628,092	15,212	935,278
(1)The amount shown for the value realized on the vesting of stock or stock unit awards equals the number of shares of our Class A common stock acquired by our Named Executive Officers upon vesting during fiscal 2022 multiplied by the closing price of our stock on the Nasdaq Stock Market on the applicable vesting date of the award (or, if the applicable vesting date falls on a date the Nasdaq Stock Market is closed, the closing price of the stock on the preceding date that the market is open). The value associated with the vesting of performance-based stock or unit awards is based on the $52.71 closing price of a share of Class A common stock as of June 30, 2022 (which was the last trading day in our fiscal year).

Long Term Incentive Plan
The Board has adopted and approved the Long-Term Incentive Plan (the “Incentive Plan”). The following is a brief summary of the material terms of the Incentive Plan.
Purpose
The purpose of our Incentive Plan is to promote the interests of the Company and its stockholders by strengthening our ability to attract, motivate and retain individuals to serve as employees and directors by providing them with additional incentives to put forth maximum efforts for the success of our business.
Administration
The Compensation Committee administers the Incentive Plan. The Compensation Committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors and may delegate certain limited award grant authority to one or more of our officers. The Compensation Committee has the power to, among other actions, (1) select persons eligible to receive awards, (2) determine the number of shares subject to awards, (3) approve form award agreements, (4) determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, (5) amend outstanding awards and (6) effect cancellations of any or all outstanding awards and substitute in new awards covering the same or different number of shares, provided that the Compensation Committee may not effect any action to lower the exercise or grant price of outstanding stock options or stock appreciation rights without stockholder approval.
Eligibility
Persons eligible to receive awards under the Incentive Plan include our employees, consultants, members of the Board and other independent contractors. The Compensation Committee will determine from time to time the participants to whom awards will be granted.
Available Shares
We have initially reserved 1,700,000 shares of our Class A common stock for the issuance of awards under the Incentive Plan. The shares we issue under the Incentive Plan will be authorized but unissued shares or shares that we reacquire. Any shares of Class A common stock subject to an award that are withheld by the Company to satisfy any tax withholding obligation with respect to an award or in payment of the purchase price of a stock option will be considered issued under the Incentive Plan.
The number of shares of Class A common stock available under the Incentive Plan, the number and kind of shares of Class A common stock subject to outstanding awards and the exercise or purchase prices are subject to adjustment in the event of recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distributions with respect to the shares of Class A common stock, or other changes in corporate structure affecting the Class A common stock.
Maximum Awards
The maximum number of shares of Class A common stock subject to any stock option awarded to any participant during any calendar year is 340,000 shares. To the extent that the aggregate grant date fair market value of Class A common stock with respect to which incentive stock options, or ISOs, are exercisable for the first time by a participant during any calendar year exceeds $100,000, such options will be treated as nonqualified options, or NSOs.
Incentive Awards
The Incentive Plan authorizes stock options, SARs, restricted stock, restricted stock units, dividend equivalent awards and performance awards. A stock option or SAR will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.

Stock Options. The Compensation Committee may award ISOs or NSOs under the Incentive Plan. Stock options will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but a stock option will generally not be exercisable for a period of more than ten years after it is granted. The exercise price per share for any stock option will not be less than the fair market value of a share of Class A common stock on the day the stock option is granted.
SARs. The Compensation Committee will establish the base price at the time of grant of the SAR but such price will not be less than the fair market value of a share on the date of grant.
Restricted Stock Awards. The Compensation Committee may specify the price, if any, a participant must pay for shares of restricted stock and the restrictions (which may include, for example, transfer restrictions, performance standards or other incidents of ownership and forfeiture conditions as the Compensation Committee may determine) imposed on such shares.
Restricted Stock Units. A restricted stock unit will be subject to such restrictions and conditions as the Compensation Committee may determine. The vesting period will generally not exceed ten years from the date of grant.
Dividend Equivalent Awards. A dividend equivalent award is a right to receive cash payments determined by reference to dividends declared on the Class A common stock from time to time during the term of the award, which will not exceed ten years from the date of issuance of such award. Dividend equivalent awards may be granted independent or in tandem with other awards (other than stock options or SARs).
Performance-based Awards. At the time of grant, the Compensation Committee will determine the specified amount and the percentage or multiple of the specified amount, one or more performance periods and performance goals to be achieved during the applicable performance periods on which the payment or vesting of a performance-based award is conditioned. No performance based-award will exceed ten years from the date of grant.
The Compensation Committee may grant stock unit awards and permit deferred payment of awards, and may determine the form and timing of payment, vesting and other terms applicable to stock units or deferrals.
Change in Control
Upon a change in control (as defined in the Incentive Plan), outstanding awards under the Incentive Plan may be assumed or substituted on the same terms by the surviving entity. If the surviving entity does not assume or substitute the outstanding awards, then such awards will become fully vested immediately prior to the change in control and, in the case of stock options or SARs, will become immediately exercisable. If the surviving entity assumes outstanding awards, or substitutes awards with similar stock awards, and the employment of a participant is terminated without cause (as defined in the Incentive Plan) or for good reason (as defined in the Incentive Plan) within 18 months after the effective date of the change in control, all awards held by such participant will become fully vested to the extent not previously forfeited and, with respect to stock options and SARs, fully exercisable.
Transfer Restrictions
Subject to certain exceptions, awards under the Incentive Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by him or her.
Non-competition
Under the Incentive Plan, participants other than outside directors that receive awards under the Incentive Plan will agree to certain non-competition covenants.
Amendment and Termination
The Board may at any time and from time to time and in any respect, amend or modify the Incentive Plan. No amendment or modification of the Incentive Plan will be effective, however, without the consent of our stockholders that would (1) change the class of eligible participants, (2) increase the number of shares of Class A common stock reserved for issuance, (3) allow the grant of stock options or stock appreciation rights at an exercise or grant price below fair market value, (4) increase the aggregate number of shares of Class A common stock that may be granted pursuant to awards, (5) modify the Incentive Plan to permit the repricing of stock options or stock appreciation rights, or (6) require approval of our stockholders under the listing requirements of Nasdaq or the exchange or trading system through which Class A common stock may be listed or traded at the time of the amendment. The Incentive Plan will continue until terminated by the Board in its sole discretion. No amendment or termination of the Incentive Plan may adversely affect any outstanding award without the consent of the participant or its permitted transferee.
Potential Payments upon Termination or Change in Control
Senior Executive Employment Agreements
Under the employment agreements with each of Messrs. Springer, Wilson and Anderson, in the event the Board terminates the executive’s employment without “cause” or the executive resigns for “good reason,” the executive will be entitled to receive, subject to certain limitations including the executive’s execution of a release, the executive’s annual base salary through the end of the applicable severance period. The “severance period” specified in each employment agreement is a period of 12 months following the effective date of the release.
“Cause” is generally defined in the employment agreements to mean any of the following occurring during the executive’s employment:
•commission of a knowing, intentional or reckless act or omission constituting theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement against us;
•conviction or plea of nolo contendre to any felony or to any other crime involving moral turpitude;
•knowingly or intentionally causing our financial statements to fail to materially comply with generally accepted accounting principles;
•unlawful use or possession of any illegal drug or narcotic while on our premises or while performing the executive’s duties;
•willful refusal to comply with lawful requests made of the executive by the Board, which, if curable, is not cured within five days after the executive receives written notice from the Board of such willful refusal;
•gross negligence in the performance of the executive’s duties, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of such gross negligence;
•material violation of our policies, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of such material violation; or
•a material breach of the employment agreement or another agreement with us, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of such breach.
“Good reason” is defined in the employment agreements to mean the executive’s resignation from employment after the occurrence of any of the following:
•a material diminution in the executive’s authority, duties or responsibilities;
•a material reduction in the executive’s aggregate compensation unless such reduction is concurrently made to all of our senior management; or
•a material breach of any other material term of the executive’s employment agreement.
In each case, “good reason” will not exist unless the executive provides written notice of the condition claimed to constitute good reason within 30 days of the condition’s initial existence, the Board fails to cure the condition within 30 days following receipt of such written notice and, within ten days thereafter, the executive terminates the executive’s employment as a result of such condition.
Long Term Incentive Plan
Under the terms of the Long Term Incentive Plan, if a surviving entity does not assume or substitute outstanding awards in connection with a “change in control,” then such awards (including any awards held by the Named Executive Officers) will become fully vested immediately prior to the change in control and, in the case of stock options, will become immediately exercisable. If the surviving entity assumes outstanding awards, or substitutes awards with similar stock awards, and the employment of any employee (including all of the Named Executive Officers) is terminated without “cause” or for “good reason” within 18 months after the effective date of the change in control, equity awards held by the employee will become fully vested to the extent not previously forfeited and, with respect to stock options, fully exercisable. For the outstanding TSR awards and Adjusted EBITDA awards, actual performance will be measured through the date of the change in control, and the change in control provisions in the Long Term Incentive Plan described above will apply to any TSR award or Adjusted EBITDA award shares actually becoming earned based on performance.
A “change in control” is deemed to occur under the Long Term Incentive Plan if:
•any person or group of persons is or becomes a beneficial owner of securities of Malibu Boats, Inc. representing more than 50% of the combined voting power of Malibu Boats, Inc.’s outstanding voting securities, excluding any person or group of persons who was, directly or indirectly a beneficial owner of more than 50% of the combined voting power of Malibu Boats, Inc.’s then outstanding voting securities at the time of our initial public offering;
•the individuals who, on the effective date of our initial public offering, constitute the Board, and any new director (other than a director who initially assumes office in connection with an actual or threatened election contest) whose election was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office, cease for any reason to constitute a majority of the number of our directors;
•a merger or consolidation of Malibu Boats, Inc. is consummated where either (1) the beneficial owners of voting securities of Malibu Boats, Inc. immediately prior to the transaction do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity or (2) the directors immediately prior to the transaction do not immediately thereafter constitute a majority of the board of directors of the surviving entity;
•our stockholders approve a plan of liquidation or dissolution of Malibu Boats, Inc.; or
•an agreement or series of agreements is consummated for the sale of all or substantially all of our assets other than to an entity of which at least 50% of the combined voting securities are owned by our stockholders in substantially the same proportions as their ownership of Malibu Boats, Inc. immediately prior to such sale.
Estimated Severance and Change in Control Payments and Benefits
The following table provides information concerning the potential termination or change in control payments that would be made to each applicable Named Executive Officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the applicable Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of the Company) occurred on June 30, 2022 In the following table, we use the term “involuntary termination” to refer to a termination by us without “cause” or by the executive for “good reason.”

Name	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Total ($)
Jack D. Springer
Involuntary Termination	850,000	—	850,000
Involuntary Termination in Connection with Change in Control	850,000	6,915,435	7,765,435
Wayne R. Wilson
Involuntary Termination	450,000	—	450,000
Involuntary Termination in Connection with Change in Control	450,000	2,682,030	3,132,030
Ritchie L. Anderson
Involuntary Termination	450,000	—	450,000
Involuntary Termination in Connection with Change in Control	450,000	2,682,030	3,132,030
(1)These amounts represent 12 months of base salary in connection with the executive’s termination of employment by us without “cause” or by the executive for “good reason” (whether alone or in connection with a change in control).
(2)All outstanding equity awards will fully vest if such awards are not assumed or substituted by a surviving entity in connection with a change in control or, if assumed or substituted, an executive’s employment is terminated without “cause” or for “good reason” within 18 months following such change in control. For the outstanding TSR awards and Adjusted EBITDA awards, actual performance will be measured through the date of the change in control, and the change in control provisions described above will apply to any TSR award or Adjusted EBITDA award shares actually becoming earned based on performance. For purposes of this table, we have assumed the maximum number of Adjusted EBITDA award shares and TSR awards shares will vest, depending on performance through June 30, 2022.
(3)The amount disclosed was determined by taking the value (calculated based on the $52.71 closing price of a share of Class A common stock as of June 30, 2022, the last trading day in our fiscal year) associated with unvested time-based and performance-based options, restricted stock or unit awards. For options, the value presented is equal to the excess of the closing price and exercise price, multiplied by the number of shares underlying the option. For restricted stock or unit awards, full value was presented based on the closing price.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended June 30, 2022, our Compensation Committee was comprised of Messrs. Lanigan (chair), Connolly and Murphy and Ms. Lewis. None of our executive officers currently serves or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board. In addition, no person who served as a member of the Compensation Committee during the past fiscal year was or is an officer or employee of the Company.

CEO PAY RATIO DISCLOSURE
Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of Mr. Springer, our President and Chief Executive Officer, to the median of the total annual compensation of all of our employees (excluding Mr. Springer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that Mr. Springer’s total compensation for the fiscal year ended June 30, 2022 was $4,838,018, and the median of the total compensation of all of our employees (excluding Mr. Springer) for the fiscal year ended June 30, 2022 was $44,867. Accordingly, we estimate the ratio of Mr. Springer’s total compensation for the fiscal year ended June 30, 2022 to the median of the total compensation of all of our employees (excluding Mr. Springer) for the fiscal year ended June 30, 2022 to be 108 to 1.
We believe that there have been no changes to our employee population or compensation arrangements since last year that would result in a significant change to the pay ratio disclosure. Our median employee identified last year terminated employment with us early in fiscal year 2022. Because this employee’s termination of employment resulted in a change in circumstance that we believe would result in a significant change in our pay ratio disclosure, we have selected another individual with substantially similar compensation based on the methodology described below as our median employee for fiscal year 2022. When we originally identified the median employee for fiscal 2021, we used the following methodology. We identified the median employee by taking into account the total cash compensation for the fiscal year ended June 30, 2021 reflected in our payroll records for all individuals, excluding Mr. Springer, who were employed by us or one of our affiliates on June 30, 2021. We included all employees, whether employed on a full-time, part-time, or temporary basis. We did not make any assumptions, adjustments or estimates with respect to their total compensation for the fiscal year ended June 30, 2021 reflected in our payroll records, except that we converted the total compensation of our employees resident in Australia to US dollars using a conversion ratio of AUD $1.00 to USD $0.75.
Once the median employee was identified as described above, that employee’s total annual compensation for the fiscal year ended June 30, 2022 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including Mr. Springer) in the “Total” column of the Summary Compensation Table. This information is being provided for compliance purposes. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, for each of Malibu Boats’ equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of June 30, 2022. Malibu Boats’ equity compensation plans consist only of the Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)(3)
Equity compensation plans approved by security holders	188,418	$40.46	479,227
Equity compensation plans not approved by security holders	—	—	—
Total	188,418	$40.46	479,227

(1)Represents shares that are subject to outstanding stock option and stock unit awards granted under the Incentive Plan.
(2)This weighted average exercise price does not reflect the shares that will be issued upon the payment of outstanding stock units and is calculated solely with respect to outstanding unexercised stock options.
(3)All of these shares are available under the Incentive Plan and may be used for any type of award authorized under the Incentive Plan, including stock options, SARs, stock units, restricted stock and dividend equivalents. For purposes of determining the number of shares available, we have assumed that the Adjusted EBITDA awards and relative TSR awards will pay out at the maximum performance level.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures Regarding Related Party Transactions
The Audit Committee reviews related party transactions for potential conflict of interest issues. The Board has adopted a written related party transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which we were or are to be a participant, regardless of the amount, and a related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer or greater than 5% beneficial owner of our common stock and their immediate family members.
Malibu Boats Holdings, LLC Limited Liability Company Agreement
In connection with the recapitalization we completed in connection with our IPO, the limited liability company agreement of the LLC was amended and restated. As a result of the recapitalization and IPO, Malibu Boats, Inc. holds LLC Units in the LLC and is the sole managing member of the LLC. Accordingly, Malibu Boats, Inc. operates and controls all of the business and affairs of the LLC and, through the LLC and its operating entity subsidiaries, conducts our business. Holders of LLC Units generally do not have voting rights under the limited liability company agreement.
Pursuant to the limited liability company agreement of the LLC, Malibu Boats, Inc. has the right to determine when distributions (other than tax distributions) will be made to the holders of LLC Units and the amount of any such distributions. If Malibu Boats, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Units (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective LLC Units.
The holders of LLC Units, including Malibu Boats, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to LLC’s members (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of the LLC provides for cash distributions to the holders of the LLC Units if Malibu Boats, Inc. determines that the taxable income of the LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we intend to cause the LLC to make cash distributions to the holders of LLC units for purposes of funding their tax obligations in respect of the income of the LLC that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of the LLC allocable to the holders of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California (taking into account the nondeductibility of certain expenses and the character of our income). For purposes of determining the taxable income of the LLC, such determination will be made by generally disregarding any adjustment to the taxable income of any member of the LLC that arises under the tax basis adjustment rules of the Code and is attributable to the acquisition by such member of an interest in the LLC in a sale or exchange transaction.
The limited liability company agreement of the LLC also provides that substantially all expenses incurred by or attributable to Malibu Boats, Inc., but not including income tax expenses of Malibu Boats, Inc., will be borne by the LLC.
The limited liability company agreement of the LLC provides that it may be amended, supplemented, waived or modified by the written consent of Malibu Boats, Inc. in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may materially and adversely affect the rights of a holder of LLC Units without the consent of such holder, other than on a pro rata basis with other holders of LLC Units.
Exchange Agreement
In connection with the recapitalization and IPO, we entered into an exchange agreement with the pre- IPO owners of the LLC, several of whom are directors and/or officers of Malibu Boats, Inc. Under the exchange agreement, each pre-IPO owner of the LLC (or its permitted transferee) has the right to exchange its LLC Units for shares of Class A common stock of Malibu Boats, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or, at our option, except in the event of a change in control, for a cash payment equal to the market value of the Class A common stock. The exchange agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units, all of the LLC Units held by the holder, or such amount as we determine to be acceptable. The exchange agreement also provides that LLC members do not have the right to exchange LLC Units if Malibu Boats, Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Malibu Boats, Inc. to which the LLC member may be subject or any of our written policies related to unlawful or insider trading. The exchange agreement also provides that we may impose additional restrictions on exchanges that we determine to be necessary or advisable so that the LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In addition, pursuant to the limited liability company agreement, Malibu Boats, Inc., as managing member of the LLC, has the right to require all members of the LLC to exchange their LLC Units for Class A common stock in accordance with the terms of the exchange agreement, subject to the consent of the holders of a majority of outstanding LLC Units other than those held by Malibu Boats, Inc.
Tax Receivable Agreement
As a result of exchanges of LLC Units into Class A common stock and purchases by the Company of LLC Units from holders of LLC Units, Malibu Boats, Inc. will become entitled to a proportionate share of the existing tax basis of the assets of the LLC at the time of such exchanges or purchases. In addition, such exchanges and purchases of LLC Units are expected to result in increases in the tax basis of the assets of the LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
In connection with the Recapitalization and IPO, we entered into a tax receivable agreement with the pre-IPO owners of the LLC that provides for the payment from time to time by us to pre-IPO owners of the LLC (or any permitted assignees) of 85% of the amount of the benefits, if any, that we are deemed to realize as a result of (1) increases in tax basis and (2) certain other tax benefits related to our entering into the tax receivable agreement, including those attributable to payments under the tax receivable agreement. These payment obligations are our obligations and not of the LLC. For purposes of the agreement, the benefit deemed realized by us will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of the LLC as a result of the purchases or exchanges, and had we not entered into the tax receivable agreement. The term of the agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or we breach any of our material obligations under the tax receivable agreement or there is a change in control, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:
•the timing of purchases or exchanges - for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the LLC at the time of each purchase or exchange;
•the price of shares of our Class A common stock at the time of the purchase or exchange - the increase in any tax deductions, as well as the tax basis increase in other assets, of the LLC is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;
•the extent to which such purchases or exchanges are taxable - if an exchange or purchase is not taxable for any reason, increased deductions will not be available; and

•the amount and timing of our income - the corporate taxpayer will be required to pay 85% of the deemed benefits as and when deemed realized. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.
We expect that the payments that we may make under the agreement may be substantial. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the agreement, as of June 30, 2022, we expect future payments under the agreement to be approximately $45.5 million over the next 15 years. Future payments to the pre-IPO owners of the LLC (or their permitted assignees) in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates and the actual payments could differ materially. It is possible that future transactions or events, such as changes in tax legislation, could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments.
During fiscal year 2022, we acquired assets related to the manufacturing and distribution of wiring harnesses, which added Alabama as a new state tax jurisdiction. This change in our state tax posture increased the estimated tax rate used in computing our future tax obligations and, in turn, increased the future tax benefit expected to be realized by us related to increased tax basis from previous sales and exchanges of LLC Units by pre-IPO owners of the LLC. The change in the underlying tax rate assumptions used to estimate the tax receivable agreement liability resulted in an increase to our tax receivable agreement liability during fiscal year 2022.
Further, there may be a material negative effect on our liquidity if distributions to Malibu Boats, Inc. by the LLC are not sufficient to permit Malibu Boats, Inc. to make payments under the agreement after it has paid taxes. For example, we may have an obligation to make tax receivable agreement payments for a certain amount while receiving distributions from the LLC in a lesser amount, which would negatively affect our liquidity. The payments under the agreement are not conditioned upon the LLC members’ continued ownership of us.
There were no exchanges of LLC Units into Class A common stock during the fiscal year ended June 30, 2022.
The tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combinations or other changes of control, we (or our successor) would owe to the pre-IPO owners of the LLC (or their permitted assignees) a lump-sum payment equal to the present value of all forecasted future payments that would have otherwise been made under the tax receivable agreement which would be based on certain assumptions, including a deemed exchange of LLC Units and that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax basis and other tax benefits related to entering into the tax receivable agreement. We are also entitled to terminate the tax receivable agreement, which, if terminated, would obligate us to make early termination payments to the pre-IPO owners of the LLC. A pre-IPO owner may also elect to unilaterally terminate the tax receivable agreement with respect to such pre-IPO owner, which would obligate us to pay to such pre-IPO owner certain payments for tax benefits received through the taxable year of the election.
Payments generally will be due under the tax receivable agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated, although interest on such payments will begin to accrue at a rate equal to LIBOR plus 100 basis points from the due date (without extensions) of the applicable tax return until such payment due date. Any late payments under the tax receivable agreement generally will accrue interest at a rate of LIBOR plus 500 basis points. Recent actions taken by the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, indicate that the continuation of U.S. LIBOR on the current basis cannot and will not be guaranteed after June 30, 2023. Moreover, it is possible that U.S. LIBOR will be discontinued or modified prior to June 30, 2023. Our tax receivable agreement, however, does not provide for an alternative reference rate to LIBOR and, while we do not currently anticipate failing to pay any amounts owed under our tax receivable agreement, it is unclear how we would determine interest on any such amounts should we fail to pay as required under our tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the agreement. As a result, in certain circumstances, payments could be made under the agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the agreement. We paid $4.0 million to the pre-IPO owners during the fiscal year ended June 30, 2022 in connection with exchanges, which resulted in $45.5 million in tax receivable agreement liabilities as of June 30, 2022.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon.
In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2022 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed with the SEC.

Audit Committee of the Board of Directors

Ivar S. Chhina (Chair)
James R. Buch
John E. Stokely
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Malibu Boats (including any future filings) under the Securities Act, or the Exchange Act, except to the extent Malibu Boats specifically incorporates such report by reference therein.

AUDIT INFORMATION
Fees Paid to Independent Registered Public Accounting Firm
KPMG served as our independent registered public accounting firm for the fiscal years ended June 30, 2022 and 2021. The following is a summary of the fees billed to us by KPMG for professional services for fiscal years ended June 30, 2022 and 2021, respectively.

	Fiscal Year Ended June 30,
	2022	2021
Audit Fees (1)	$1,459,000	$1,388,800
Audit-Related Fees (2)	—	185,000
Tax Fees (3)	—	49,000
All Other Fees (4)	—	—
Total	$1,459,000	$1,622,800

(1)    Audit fees represent fees billed or accrued for professional services rendered for the audit of the consolidated annual financial statements, review of the interim condensed consolidated financial statements included in quarterly filings, consents, statutory audits and the audit of the effectiveness of the Company's internal control over financial reporting.
(2)    Audit-related fees represent fees billed or accrued for professional services rendered during the fiscal year for assurance and related services that are not reported under “Audit Fees,” including due diligence assistance unrelated to the audit of the consolidated financial statements.
(3)    Tax fees represent fees billed or accrued for professional services rendered during the fiscal year for tax compliance, tax advice and tax planning.
(4)    All other fees represent fees billed or accrued for professional services rendered during the fiscal year other than those reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
The Audit Committee has considered whether the provision of the services described above is compatible with maintaining our independent public accounting firm’s independence and has determined that such services have not adversely affected KPMG’s independence.
Audit Committee Pre-Approval Policies and Procedures
Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee has delegated its authority to pre-approve audit, audit-related and non-audit services to the Chair of the Audit Committee, Mr. Chhina, provided that the pre-approval decisions of the Chair are subsequently presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during the fiscal years ended June 30, 2022 and 2021.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election
The Board is currently comprised of nine members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Michael K. Hooks, Jack D. Springer and John E. Stokely for election to the Board to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified. All of our director nominees are current directors of Malibu Boats.
In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance—Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.
Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable to serve or for good reason will not serve as a director (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless the Board chooses to reduce the number of directors serving on the Board.
Recommendation of the Board
The Board recommends that you vote FOR each of the three nominees for director.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG served as our independent registered public accounting firm during the fiscal year ended June 30, 2022 and, in that capacity, audited our consolidated financial statements for the fiscal year ended June 30, 2022. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of the appointment of KPMG for the fiscal year ending June 30, 2023 by the stockholders. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG, and may decide to retain KPMG notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. In addition, if KPMG should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm.
Representatives of KPMG will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. We have been advised by KPMG that neither KPMG, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Recommendation of the Board
The Board recommends that you vote FOR ratification of the appointment of KPMG LLP as Malibu Boats’ independent registered public accounting firm for the fiscal year ending June 30, 2023.

PROPOSAL 3
APPROVAL, ON A NON-BINDING ADVISORY
BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve a non-binding advisory resolution approving our executive compensation as reported in this Proxy Statement.
As described above in this Proxy Statement, our executive compensation program is designed to motivate the Company’s Named Executive Officers to create long-term value for our stockholders and is heavily weighted towards both short-and long-term performance-based compensation.
We urge stockholders to read the “Executive Compensation” section, including the “Compensation Discussion and Analysis” section, which describes in more detail our executive compensation objectives and the key elements of our executive compensation program. The Compensation Committee and the Board believe that our executive compensation program is appropriately designed to achieve the objectives of our executive compensation philosophy.
We are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers set forth under “Executive Compensation,” including the Compensation Discussion and Analysis, Summary Compensation Table and the related compensation tables and narratives in the Proxy Statement for the 2022 Annual Meeting of Stockholders.
This proposal to approve the compensation paid to our Named Executive Officers is advisory only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
The next non-binding advisory vote on the compensation of our Named Executive Officers will occur at the 2023 annual meeting of stockholders.
Recommendation of the Board
The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of our Named Executive Officer compensation.

OTHER MATTERS
As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxy holders named in the proxies solicited by the Board will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2023 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than May 23, 2023 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2023 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2023 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board at the 2023 annual meeting of stockholders or who wish to present a proposal at the 2023 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Malibu Boats distributes for such meeting, must deliver written notice of the nomination or proposal to Malibu Boats’ Secretary no earlier than July 6, 2023 and no later than August 5, 2023 (provided, however, that if the 2023 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 120th day prior to the date of the 2023 annual meeting of stockholders and no later than the 90th day prior to the date of the 2023 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article 2, Section 11 of our Bylaws. In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2023 annual meeting of stockholders must deliver written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2023 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.

ANNUAL REPORT TO STOCKHOLDERS
Our 2022 Annual Report has been posted, and is available without charge, on our corporate website at www.malibuboatsinc.com. For stockholders receiving an e-mailed or printed copy of this Proxy Statement, a copy of our 2022 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2022 Annual Report (including the financial statements but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our Class A common stock or Class B common stock. Requests can be made by writing to Investor Relations: Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, or by telephone request to (865) 458-5478.
ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY AS
SOON AS POSSIBLE.

By Order of the Board of Directors,

Wayne R. Wilson
Chief Financial Officer and Secretary

Loudon, Tennessee
September 20, 2022

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Use and Definition of Non-GAAP Financial Measures
This Proxy Statement includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense and adjustments to our tax receivable agreement liability. Adjusted EBITDA is not a measure of net income as determined by GAAP. Management believes Adjusted EBITDA allows investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Malibu Boats Holdings, LLC (the “LLC”) units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this Proxy Statement, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided below.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA for the periods indicated (dollars in thousands):

	Fiscal Year Ended June 30,
	2022	2021
Net income	$163,430	$114,282
Provision for income taxes	46,535	33,979
Interest expense	2,875	2,529
Depreciation	19,365	15,636
Amortization	6,957	7,255
Professional fees [1]	—	5,817
Acquisition and integration related expenses [2]	—	5,112
Stock-based compensation expense [3]	6,342	5,581
Adjustments to tax receivable agreement liability [4]	1,025	(88)
Adjusted EBITDA	$246,529	$190,103
(1)For the fiscal year ended June 30, 2021, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)For the fiscal year ended June 30, 2021, represents legal and advisory fees incurred in connection with our acquisition of Maverick Boat Group on December 31, 2020. Integration related expenses for the fiscal year ended June 30, 2021 include post- acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal year 2021.
(3)Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)For the fiscal year ended June 30, 2022, we recognized other expense from an adjustment in our tax receivable agreement liability due to an increase in the state tax rate used in computing our future tax obligations and in turn, an increase in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For the fiscal year ended June 30, 2021, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Fiscal Year Ended June 30,
	2022	2021
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$157,632	$109,841
Provision for income taxes	46,535	33,979
Professional fees [1]	—	5,817
Acquisition and integration related expenses [2]	6,653	10,558
Stock-based compensation expense [3]	6,342	5,581
Adjustments to tax receivable agreement liability [4]	1,025	(88)
Net income attributable to non-controlling interest [5]	5,798	4,441
Fully distributed net income before income taxes	223,985	170,129
Income tax expense on fully distributed income before income taxes [6]	53,308	40,150
Adjusted fully distributed net income	$170,677	$129,979

	Fiscal Year Ended June 30,
	2022	2021
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,749,237	20,752,652
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [7]	600,919	665,217
Weighted-average unvested restricted stock awards issued to management [8]	252,135	212,579
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,602,291	21,360,448
The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Fiscal Year Ended June 30,
	2022	2021
Net income available to Class A Common Stock per share	$7.60	$5.29
Impact of adjustments:
Provision for income taxes	2.24	1.64
Professional fees [1]	—	0.28
Acquisition and integration related expenses [2]	0.32	0.51
Stock-based compensation expense [3]	0.31	0.27
Adjustment to tax receivable agreement liability [4]	0.05	—
Net income attributable to non-controlling interest [5]	0.28	0.21
Fully distributed net income per share before income taxes	10.80	8.20
Impact of income tax expense on fully distributed income before income taxes [6]	(2.57)	(1.93)
Impact of increased share count [9]	(0.32)	(0.26)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$7.91	$6.01
(1)For the fiscal year ended June 30, 2021, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)For the fiscal year ended June 30, 2022, represents amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt. For fiscal year ended June 30, 2021, represents legal and advisory fees incurred in connection with the acquisition of Maverick Boat Group and amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt. Integration related expenses for the fiscal year ended June 30, 2021 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal year 2021.
(3)Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)For the fiscal year ended June 30, 2022, we recognized other expense from an adjustment in our tax receivable agreement liability due to an increase in the state tax rate used in computing our future tax obligations and in turn, an increase in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For fiscal year ended June 30, 2021, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
(5)Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(6)Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.8% of income before taxes for the fiscal year ended June 30, 2022, and 23.6% for the fiscal year ended June 30, 2021, in each case assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for the fiscal years ended June 30, 2022 and June 30, 2021 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.
(7)Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one for one basis.

(8)Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(9)Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.

MALIBU BOATS, INC.

Proxy for Annual Meeting of Stockholders on November 3, 2022 Solicited on Behalf of the Board of Directors
The undersigned stockholder of Malibu Boats, Inc. (the “Company”) hereby appoints Ritchie L. Anderson and Wayne R. Wilson, and each of them, as proxies, with full power of substitution and the power to act alone, to vote all of the shares of Class A common stock and Class B common stock of the Company held of record by the undersigned at the close of business on September 16, 2022, at the Annual Meeting of Stockholders to be held at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261, on Thursday, November 3, 2022, at 8:00 a.m., Central Time, and at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders.
SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

MALIBU BOATS, INC.

Proxy for Annual Meeting of Stockholders on November 3, 2022 Solicited on Behalf of the Board of Directors
The undersigned stockholder of Malibu Boats, Inc. (the “Company”) hereby appoints Ritchie L. Anderson and Wayne R. Wilson, and each of them, as proxies, with full power of substitution and the power to act alone, to vote all of the shares of Class A common stock and Class B common stock of the Company held of record by the undersigned at the close of business on September 16, 2022, at the Annual Meeting of Stockholders to be held at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261, on Thursday, November 3, 2022, at 8:00 a.m., Central Time, and at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders.
SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)